As filed with the Securities and Exchange Commission on Registration #333-130366, on December 15, 2005

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form SB-2/A

Amendment 2

Registration Statement

Under

The Securities Act of 1933

MotivNation, Inc.

(Name of small business issuer in its charter)

Nevada	3711	82-6008492
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

18101 Von Karman Avenue, Suite 330, Irvine, CA	92612
(Address of principal executive offices)	(Zip code)

Registrant’s Address and Telephone number, including area code:

George Lefevre

Chief Executive Officer

MotivNation, Inc.

18101 Von Karman Ave. Ste. 330

Irvine, CA 92612

(888) 258-6458

(Name, address and telephone number of Agent for Service)

Copies of communications to:

Owen Naccarato, Esq.

Naccarato & Associates

18301 Von Karman Avenue, Suite 430

Irvine, California 92612

(949) 851-9261

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Calculation of registration fee

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Exercise price per share (2)	Proceeds to MOVT	Amount of registration fee
Common stock, $.01 par value issuable upon conversion of Convertible Notes	10,000,000 (3)	$0.40	$4,000,000			$ 428.00
Shares underlying Warrants	2,500,000 (4)			$1.50	$3,750,000	$ 401.25

Total Registration Fee	12,500,000					$ 829.25(*)

(*) Previously paid

(1)

Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of a convertible debentures the exercise of warrants held by the selling stockholder. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the debentures and the exercise of the warrants as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the debentures to account for market fluctuations and the number of shares of common stock that we believe will be issuable upon exercise of the warrants to account for antidilution and price protection adjustments. Should the conversion ratio of the secured convertible debentures result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2)	Estimated solely for the purpose of determining the registration fee.

(3)	Includes a good faith estimate of the shares underlying the $2,000,000 in convertible notes accounting for market fluctuations.

(4)	Common stock issuable upon the exercise of warrants issued in relation to the funding.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of

1933, as amended, or until the registration statement shall become effective on such date as the Securities and

Exchange Commission acting pursuant to said section 8(a) determines.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED December 30 , 2005

MotivNation, Inc.

12,500,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 12,500,000 shares of MotivNation, Inc., (“MOVT”) common stock, including up to 10,000,000 shares of common stock underlying convertible notes in a principal amount of $2,000,000 and up to 2,500,000 shares of common stock issuable upon the exercise of common stock purchase warrants at $1.50 a share. The convertible notes are basically convertible into common stock at 50% of the average of the three lowest intraday trading prices of the common stock on the principal market for the twenty trading days before but not including the conversion date. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. These selling stockholders may be deemed underwriters of the shares of common stock which they are offering within the meaning of Section 2(a)(11) of the Securities Act. We will pay the expenses of registering these shares.

Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is quoted on the Over-The-Counter Bulletin Board under the symbol "MOVT". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on December 22, 2005, was $.79.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. See "Risk Factors" beginning on page 7 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 30 , 2005

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUMMARY

This summary contains all material terms of the offering. To understand this offering fully, you should read the entire document carefully. Please pay particular attention to the section entitled “Risk Factors” and the section entitled “Financial Statements”.

Unless otherwise indicated, this Prospectus assumes that any of our outstanding options or warrants has not been exercised into shares of our Common Stock.

MotivNation, Inc.

Motivation, Inc. (“MOVT”) is engaged in the businesses of: 1) converting automobile chassis into stretched limousines and other specialized automotives; 2) providing a full-range of services that cater to the custom motorcycle and automotive enthusiast, including the sale, manufacture, converting, customization, armor protecting and the installation of custom-built auto and motorcycle parts and accessories; and 3) the restoration, repair, servicing of these vehicles. MOVT specializes in custom paint work for both motorcycles and automobiles. In the retail market, MOVT sells aftermarket motorcycle and automotive parts, accessories, and related apparel.

For the nine months ended September 30, 2005, we generated revenues in the amount of $2,885,763 and a net loss of $433,372. In addition, for the year ended December 31, 2004, we generated revenue in the amount of $1,136,447 and a net loss of $374,442. Our accumulated deficit for the year ended December 31, 2004 was ($469,705).

Revenues are reported and tracked on a consolidated basis.

MOVT has 40 full-time employees.

Our principal offices are located at 18101 Von Karman Avenue, Suite 330, California 92612, and our telephone number is (888) 798-8100. We are a Nevada corporation.

The Offering

Securities Offered...................................................

Up to 12,500,000 shares including i) up to 10,000,000 shares of common stock underlying convertible debentures in the aggregate amount of $2,000,000 and ii) 2,500,000 shares of common stock issuable upon the exercise of purchase warrants at an exercise price of $1.50 per share (includes a good faith estimate of the shares underlying convertible debentures and shares underlying warrants to account for market fluctuations, and antidilution and price protection adjustments respectively). This number represents 545 % of our current outstanding stock.

Common Stock Outstanding after the offering.......	Up to 14,793,464 shares

Offering Price.............................................	The selling shareholders can sell the shares at any price.

Use of Proceeds............................................

This prospectus relates to shares of MotivNation, Inc.’s common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling shareholders. However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling shareholders. These funds will be used for ongoing operations.

Market for our Common Stock.....................

Our Common Stock trades on the Over-the Counter Bulletin Board, also called OTCBB, under the trading symbol "MOVT". The market for our Common Stock is highly volatile. We can provide no assurance that there will be a market in the future for our Common Stock.

The above information regarding common stock to be outstanding after the offering is based on 2,293,464 shares of common stock outstanding as of September 30, 2005 and assumes the subsequent conversion of our issued convertible notes and exercise of warrants by our selling stockholders.

The debentures bear interest at 8%, mature three years from the date of issuance, and are convertible into our common stock at 50% of the average of the three lowest intraday trading prices for the common stock on its principal market for the 20 trading days before but not including the conversion date. Accordingly, there is in fact no limit on the number of shares into which the debentures may be converted.

The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. See the "Selling Stockholder" and "Risk Factor" sections for a complete description of the convertible debentures.

RISK FACTORS

An investment in shares of MOVT’s Common Stock involves a high degree of risk. You should carefully consider the following information which summarizes all material risks, together with the other information contained in this prospectus, before you decide to buy MOVT’s common stock. If any of the following risks actually occur, MOVT’s business would likely suffer. In these circumstances, the market price of MOVT’s common stock could decline, and you may lose all or part of your investment.

Risks related to Our Business and Our Marketplace

We are a relatively young company with a minimal operating history and therefore cannot guarantee our continued existence.

Since we were a non-operating company for many years prior to our acquisition of Damon’s in May of 2004 and it is difficult to evaluate our business and prospects. At this stage of our business operations, even with our good faith efforts, potential investors have a high probability of losing their investment. Since our acquisition and reorganization in May 2004 and our change of business direction, we have acquired the assets of a growing industry. However, our future operating results will depend on many factors, including the ability to generate sustained and increased demand and acceptance of our products, the level of our competition, and our ability to attract and maintain key management and employees. While management believes its estimates of projected occurrences and events are within the timetable of its business plan, there can be no guarantees or assurances that the results anticipated will occur.

In addition, as a result of our limited operating history, our historical and operating information is of limited value in predicting our future operating results. We may not accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us, and therefore, we may fail to make accurate financial forecasts. Our current and future expense levels are based largely on our investment plans and estimates of future revenue. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which could force us to curtail or cease our business operations.

We have not achieved profitability on an annual basis and expect to continue to incur net losses in future quarters.

If we do not achieve profitability, our business may not grow or continue to operate. In order to become profitable, we must increase our revenues and/or decrease expenses. We may not be able to increase or even maintain our revenues, and we may not achieve sufficient revenues or profitability in any future period. We recorded a net loss of $374,442 for the year ended December 31, 2004, and have an accumulated deficit of $469,705. For the nine months ending September we recorded a net loss of $434,972 and an accumulated deficit of $904,677. We could incur net losses for the foreseeable future. We will need to generate additional revenues from the sales of our products or take steps to reduce operating costs to achieve and maintain profitability. Even if we are able to increase revenues, we may experience price competition that will lower our gross margins and our profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis.

We may require additional funds to operate in accordance with our business plan.

We may not be able to obtain additional funds that we may require. We do not presently have adequate cash from operations or financing activities to meet our long-term needs. Our operations have been financed to date through debt and sales of our equity. We believe our estimated cash flow from operations will be sufficient to satisfy our contemplated cash requirements for our current proposed plans and assumptions relating to our operations for approximately 6 months.

If unanticipated expenses, problems, and unforeseen business difficulties occur, which result in material delays, we will not be able to operate within our budget. If we do not achieve our internally projected sales revenues and earnings, we will not be able to operate within our budget. If we do not operate within our budget, we will require additional funds to continue our business. If we are unsuccessful in obtaining those funds, we cannot assure you of our ability to generate positive returns to the Company. Further, we may not be able to obtain the additional funds that we require on terms acceptable to us, if at all. We do not currently have any established third-party bank credit arrangements. If the additional funds that we may require are not available to us, we may be required to curtail significantly or to eliminate some or all of our development, manufacturing, or sales and marketing programs.

If we need additional funds, we may seek to obtain them primarily through equity or debt financings. Such additional financing, if available on terms and schedules acceptable to us, if available at all, could result in dilution to our current stockholders and to you. We may also attempt to obtain funds through arrangement with corporate partners or others. Those types of arrangements may require us to relinquish certain rights or resulting products.

Our auditor’s report reflects the fact that we have suffered recurring losses, which raises substantial doubt about our ability to continue as a going concern.

The report of our independent auditors accompanying our financial statements for the year ended December 31, 2004 and previous filings include an explanatory paragraph indicating there is a substantial doubt about our ability to continue as a going concern due to recurring losses. We plan to overcome the circumstances that impact our ability to remain a going concern through a combination of increased revenues and decreased costs, and additional debt and/or equity financing. There can be no assurances that these plans will be successful.

We may not be able to compete effectively in markets where our competitors have more available resources.

The motorcycle and automobile customization and accessories market is competitive and there are no substantial barriers to entry. We expect that competition will intensify and that new competitors may enter the market in the future. Increased competition may result in reduced profit margins on our products and services.

In addition, many of our competitors have longer operating histories, larger customer bases, longer relationships with clients, and significantly greater financial, technical, marketing, and public relations resources than us. We may not successfully compete in any market in which we conduct business currently or in the future. The fact that we compete with established competitors who have substantially greater resources and longer operating histories than us, enables them to engage in substantial advertising and promotion and attract a greater number of customers and business that we currently attract. While this competition is already intense, it could have a material adverse impact on our revenues and profitability if it were to increase.

We are highly dependent on a limited number of key personnel. The loss of these personnel, whose knowledge, leadership, and technical expertise upon which we rely, would harm our ability to execute our business plan.

We are largely dependent on George Lefevre, Jay Isco, and Leslie McPhail, our CEO, CFO, and Chief Operating Officer respectively. In addition we are dependent on Richard Perez the co-founder of Damon’s Motorcycle Creation. We are dependent on these individuals for specific proprietary technical knowledge and specialized market knowledge. Our intellectual property and our ability to successfully market and distribute our products and services may be at risk from the unanticipated accident, injury, illness, incapacitation, or death of either Mr. Lefevre, Mr. Isco, Mrs. McPhail, Mr. Perez, or the loss of other principal design or technical staff. Upon such occurrence, unforeseen expenses, delays, losses, and diminished abilities to deliver signature work that our clients desire may be encountered. We do not maintain “key person” life insurance on Mr. Lefevre, Mr. Isco, Mrs. McPhail, or Mr. Perez.

We also have other key employees who mange our operations and if we were to lose their services, senior management would be required to expend time and energy to replace and train their replacements which could severely harm our business.

Our success may also depend on our ability to attract and retain other qualified management and sales and marketing personnel. We compete for such persons with other companies and other organizations, some of which have substantially greater capital resources than we do. We cannot give you any assurance that we will be successful in recruiting or retaining personnel of the requisite caliber or in adequate numbers to enable us to conduct our business.

We are subject to federal, state, and local government regulations affecting motorcycles and automotive customization and restoration that may affect our operations.

Our business is subject to certain federal, state and local government regulations, including those of the Environmental Protection Agency ("EPA") and comparable state agencies that regulate emissions of Volatile Organic Compounds ("VOC") and other air contaminants, the Occupational Safety and Health Administration ("OSHA"), and regulations governing the disposal of oil, grease, tires, batteries and the prevention of pollution. Any changes in the laws or regulations imposed on us by these agencies could significantly increase our costs of doing business and could have a very negative effect on our business.

In particular, our business operations and facilities are subject to a number of federal, state and local environmental laws and regulations. These laws, regulations or the nature of our operations may require us to make significant additional capital expenditures to ensure compliance in the future. Our failure to comply with environmental laws could result in the termination of our operations, impositions of fines, or liabilities in excess of our capital resources.

Our painting operations are subject to air quality management standards and enforcement by The South Coast Air Quality Management District (AQMD). AQMD requires licensing and conducts inspections from time to time relative to vapor as a result of our paint operations. If we were found to require adjustment or replacement of our paint and ventilation equipment as a result of an unfavorable AQMD inspection or suspension or change of our license with AQMD we could risk experiencing an interruption in production that would have a negative impact on revenue and profits.

We may incur material losses as a result of product recall and product liability.

Given the nature of our products and services, we expect that we will be subject to potential product liability claims that could, in the absence of sufficient insurance coverage, have a material impact on our business. A significant product liability judgment against us, or a widespread product recall, could have a material adverse effect on our business, financial condition and results of operations. The government may adopt regulations that could increase our costs or our liabilities.

From time to time we warrant or guarantee the quality of our work for a limited duration and under limited circumstances. If we were to experience an adverse workmanship issue under a warranty or not under a warranty or similar guarantee it could result in a remedy or litigation that would have a negative impact on our revenue and profits.

Our success is dependent upon the popularity of Harley-Davidson Motorcycles and Customized Automotives.

Although our products and services are not limited to Harley-Davidson motorcycles, the success of our business is depended upon the popularity of Harley-Davidson motorcycles, and custom automotives. There can be no assurance, however, that the current popularity of Harley-Davidson motorcycles and custom automotives will continue. If such popularity declines, our business operations may be adversely affected.

We do not own any patents or registered trademarks or trade names, however if we are unable to protect our trade names, we may not be able to compete effectively in our market in the short term.

Our business success on the motorcycle side depends materially on our ability to protect our trade name which is recognized in the industry. Our proprietary rights on our trade name will be protected only to the extent that protection is available and to the extent we have the financial and other resources to enforce any rights we hold. Any litigation that might be necessary to protect our trade names may involve substantial expenditures and divert the time and effort of management.

Risks Relating to Our Current Financing Arrangement:

The Continuously Adjustable Conversion Price Feature of Our Convertible Notes Could Require Us to Issue a Substantially Greater Number of Shares, Which Will Cause Dilution to Our Existing Stockholders.

There are a large number of shares underlying the convertible note and warrants in this offering that may be available for future sale and the sale of these shares may depress the market price of MOVT’s common stock and may cause substantial dilution to MOVT’s existing stockholders.

In addition, our obligation to issue shares upon conversion of our convertible notes is essentially limitless. The following gives examples of the number of shares that would be issued if the $2,000,000 of convertible notes in this offering were converted at one time at prices representing 75%, 50%, and 25% of the current market price (assuming a market price of $0.80). As of September 30, 2005, we had 2,293,464 shares of common stock outstanding.

Percent	Price	With	Number	Percent of
of Market	Per	Discount	of Shares	Outstanding
Price	Share	at 50%	Issuable	Stock

75%	$0.60	$0.30	6,666,667	291%
50%	$0.40	$0.20	10,000,000	436%
25%	$0.20	$0.10	20,000,000	873%

As illustrated, the number of shares of common stock issuable upon conversion of our secured convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

Funding by issuing debt that converts at either a fixed low price or at a discount may have the effect of setting a ceiling on your stock as the investors convert and sell in large amounts.

Investors usually convert and sell at times when there is enough trading volume to absorb blocks of stock without driving the price of the stock down. This method of converting and selling into the market sometimes has the effect of preventing the price of the stock to rise, resulting in a temporary ceiling in the stock price. This ceiling has the possibility of remaining in place until the convertible note holders have fully converted out of their convertible notes.

Risks Relating to Our Common Stock:

Our principal stockholders beneficially own a controlling amount of our common stock and therefore can exert influence over MOVT that may not be in the best interest of the investors.

Currently, our principal stockholders, Thomas Prewitt, Richard Perez, Leslie McPhail and David McPhail, own a controlling interest in our common stock. Accordingly, these persons, as a group, will be able to exert significant influence over the direction of our affairs and business, including any determination with respect to our acquisition or disposition of assets, future issuances of common stock or other securities, and the election or removal of directors. Such a concentration of ownership may also have the effect of delaying, deferring, or preventing a change in control of the Company or cause the market price of our stock to decline. They will also be able to affect most corporate matters requiring stockholder approval by written consent, without then need for a duly noticed and duly held meeting of stockholders. Accordingly other stockholders will be limited in their ability to affect change in how we conduct business.

MOVT’s common stock is subject to the "Penny Stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

MOVT’s shares of Common Stock are “penny stocks” as defined in the Exchange Act, which are traded in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock being registered hereby. In addition, the “penny stock” rules adopted by the Commission under the Exchange Act subject the sale of the shares of the Common Stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Included in this document are the following:

•	The bid and offer price quotes for the penny stock, and the number of shares to which the quoted prices apply.
•	The brokerage firm’s compensation for the trade.
•	The compensation received by the brokerages firm’s salesperson for the trade.

In addition, the brokerage firm must send the investor:

•	Monthly account statement that gives an estimate of the value of each penny stock in your account.
•	A written statement of your financial situation and investment goals.

The following legal remedies may be available to you:

•	If penny stocks are sold to you in violation of your rights listed above, or other federal or state securities laws, you may be able to cancel your purchase and get your money back.
•	If the stocks are sold in a fraudulent manner, you may be able to sue the persons and firms that caused the fraud for damages.
•	If you have signed an arbitration agreement, however, you may have to pursue your claim through arbitration.

If the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer’s account by obtaining information concerning the customer’s financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission’s rules may limit the number of potential purchasers of the shares of the Common Stock.

Resale restrictions on transferring “penny stocks” are sometimes imposed by some states, which may make transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Various state securities laws impose restrictions on transferring “penny stocks” and as a result, investors in the Common Stock may have their ability to sell their shares of the Common Stock impaired. For example, the Utah Securities Commission prohibits brokers from soliciting buyers for “penny stocks”, which makes selling them more difficult.

MOVT’s absence of dividends or the ability to pay them places a limitation on any investors return.

DIVIDEND POLICY

MOVT anticipates that for the foreseeable future, earnings, if any, will be retained for the development of its business. Accordingly, OVT does not anticipate paying dividends on the common stock in the foreseeable future. The payment of future dividends will be at the sole discretion of MOVT's Board of Directors and will depend on MOVT's general business condition.

Information About Forward-Looking Statements

This Prospectus contains certain forward-looking statements, which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, this prospectus also contains forward-looking statements about our future. Forward-looking statements include statements about our:

Plans, Objectives, Goals, Strategies, Expectations for the future, Future performance and events, Underlying assumptions for all of the above and other statements that are not statements of historical facts.

These forward-looking statements involve risks and uncertainties, which could cause our actual results to materially differ from our forward-looking statements. We make these forward-looking statements based on our analysis of internal and external historical trends, but there can be no assurance that we will achieve the results set forth in these forward-looking statements. Our forward-looking statements are expressed in good faith and we believe that there is a reasonable basis for us to make them.

In addition to other factors discussed in this prospectus, the following are important factors that could cause our actual results to materially differ from our forward-looking statements:

•	Our ability to respond to changes in the marketplace
•	Competitive factors
•	The availability of financing on terms and conditions acceptable to us
•	The availability of personnel with the appropriate technical skills

We have no obligation to update or revise these forward-looking statements to reflect future events.

USE OF PROCEEDS

MOVT will not receive any of the proceeds from the sale of the shares of common stock offered by the selling shareholders under this prospectus. There are warrants being issued with the current funding. If the warrants were exercised, the maximum proceeds MOVT would receive is $3,750,000. These funds would be used to expand the current operations.

The foregoing represents MOVT’s current best estimate of our use of the proceeds derived from the exercise of the warrants to purchase the shares of Common Stock offered in this prospectus, if any, based upon our present plans, the state of our business operations and current conditions in the industry in which we operate. MOVT reserves the right to change the use of the proceeds if unanticipated developments in our business, business opportunities, or changes in economic, regulatory or competitive conditions, make shifts in the allocations of proceeds necessary or desirable.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the Over-the Counter Bulletin Board, also called the OTCBB, under the trading symbol “MOVT”. The following table set forth the quarterly high and low bid prices per share for our common stock. The bid prices reflect inter-dealer prices, without retail markup, markdown, or commission and may not represent actual transactions.

	High	Low
	Bid*	Bid*
Year ended December 31, 2003
First quarter	$4.00	$4.00
Second quarter	$4.00	$4.00
Third quarter	$4.00	$4.00
Fourth quarter	$25.00	$6.00

Year ended December 31, 2004
First quarter	$35.00	$14.00
Second quarter	$35.00	$20.00
Third Quarter	$35.00	$2.50
Fourth quarter	$4.00	$0.90

Year ended December 31, 2005
First quarter	$2.30	$1.10
Second quarter	$1.50	$.80
Third quarter	$1.70	$.10
* Prices have been modified to reflect post split values

To date, the MOVT has not declared or paid dividends on its common stock.

As of September 30, 2005 there were approximately 549 shareholders of record of the MOVT’s Common Stock and 2,293,464(post split) shares of common stock issued and outstanding.

Transfer Agent and Registrar

MOVT’s transfer agent is Fidelity Transfer Company located at 1800 S. West Temple, Suite 301, Salt Lake City, UT 84115

SUMMARY FINANCIAL INFORMATION

The summary historical financial data should be read in conjunction with the financial statements (and notes thereto) of MOVT and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Prospectus.

	Year ended December 31		Nine Months Ended September 31,
	2004	2003	2005	2004
	(Audited)		(Unaudited)
Total Revenue	$ 1,136,447	$ 529,009	$ 2,885,763	$ 437,337
Total Cost of Sales	872,084	355,102	2,348,715	311,567
Gross Margin	264,363	173,907	537,048	125,770
Selling General and Administrative	612,898	183,289	810,223	1,283,613

Benefit (Provision) for Income Taxes	(800)	(800)	(1,600)	(800)
Other Income (Expenses), net	(25,107)	(6,107)	(160,197)	(894,430)

Net Income (Loss)	$(374,442)	$ (16,289)	$ (434,972)	$(2,594,123)

Weighted Average Common
Shares Outstanding	439,826*	219,562*	2,170,130	723,109*

Net Income (Loss) Per Share	$ (0.85)	$ (0.07)	$ (0.20)	$ (0.09)

Total Assets	$1,664,834	$ 287,560	$ 886,016	$513,848
Total Liabilities	$ 1,448,335	$ 130,114	$ 849,559	$185,555
Shareholders’ Equity	$ 216,499	$ 157,446	$ 36,457	328,293

* Adjusted for August 22, 2005 reverse split of 100 to 1.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

Motivation, Inc. (“MOVT”) is engaged in the businesses of: 1) converting automobile chassis into stretched limousines and other specialized automotives; 2) providing a full-range of services that cater to the custom motorcycle and automotive enthusiast, including the sale, manufacture, converting, customization, armor protecting and the installation of custom-built auto and motorcycle parts and accessories; and 3) the restoration, repair, servicing of these vehicles. MOVT specializes in custom paint work for both motorcycles and automobiles. In the retail market, MOVT sells aftermarket motorcycle and automotive parts, accessories, and related apparel.

Our target clients fall into two categories: the individual custom automotive enthusiast or collectors of the “one of a kind” custom motorcycle and auto creations, and those of local fabricators, custom shops, and Original Equipment Manufacturers. Our primary market is the latter of two listed and these customers buy materials, supplies, and finished parts for their work in serving the growing market of custom or modified automobile and motorcycle creations. In addition to distributing several lines of materials and equipment, we plan to provide training through independent dealers and our own distribution infrastructure to our primary market clientele.

The services we provide vary based on the client type.

•

Products and services provided to individual retail clients are sold directly to our retail clients and include restoration work, finish and paint for motorcycles and automobiles as well as signature paint and design applied to non automotive personal property.

•

Products and services for independent dealers are sold directly to dealers and include custom and signature finish and design work on a dealer’s own restoration or manufactured work. Dealer products and services also include consultative work in the preparation of signature paint blends, techniques and design advice related to the dealer’s own project.

•

Products and services for original equipment manufacturers include signature design and fabrication for manufactured parts and accessories which are part of a “designer” or “signature” series of products or design themes. These products and services are sold directly to the original equipment manufacturer.

Our manufacturing operations consist of in-house production of components and parts, assembly and finishing of components, painting, conversion and assembly of motorcycles and automobiles, and quality control, which includes performance testing of finished products under running conditions. The custom design, fabrication, finish and paint processes are moved into and out of each aspect of the manufacturing process.

We offer various products and services depending on which client we are catering to. For our individual retail clients we offer products and services direct and include restoration work, finish and paint for motorcycles and automobiles as well as signature paint and design applied to non automotive personal property. For our independent dealers we offer products and services direct to the dealers which include custom and signature finish and design work on a dealer’s own restoration or manufactured work. We also offer consultative work in the preparation of signature paints blends, techniques, and design advice related to the dealer’s own project. For our original equipment manufacturers we offer services and products that include signature design and fabrication for manufactured parts and accessories, which are a party of a “designer” or “signature” series of products or design themes. These products and services are also sold direct to the original equipment manufacturers.

Application of critical accounting policies and pronouncements

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP requires us to make estimates and assumptions that affect the reported amounts in our consolidated financial statements including various allowances and reserves for accounts receivable and inventories, the estimated lives of long-lived assets and trademarks and trademark licenses as well as claims and contingencies arising out of litigation or other transactions that occur in the normal course of business. The following summarize our most significant accounting and reporting policies and practices:

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses for each period. The following represents a summary of our critical accounting policies, defined as those policies that we believe are: (a) the most important to the portrayal of our financial condition and results of operations, and (b) that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Use of estimates: The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires our management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.

Revenue Recognition: We recognize product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is reasonably assured. In instances where the customer specifies final acceptance of the product, revenue is deferred until all acceptance criteria have been met. Service revenue is generally deferred and, in most cases, recognized when the services are performed and completed. Cash payments received in advance of product or service revenue are recorded as deferred revenue. No provisions were established for estimated product returns and allowances based on the Company's historical experience.

Allowance for Doubtful Accounts: We provide an allowance for doubtful accounts that is based upon our review of outstanding receivables, historical collection information, and existing economic conditions.

Cash Equivalents: For purposes of the statements of cash flows, we consider all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments: The carrying amounts of the financial instruments have been estimated by our management to approximate fair value.

Inventories: Raw materials inventories are stated at the lower of cost or market, using the first-in, first-out method.

Property and Equipment: Property and Equipment are valued at cost. Maintenance and repair costs are charged to expenses as incurred. Depreciation is computed on the straight-line method based on the following estimated useful lives of the assets: 3 to 7 years for office equipment, and 7 years for furniture and fixtures, and 10 years for machinery and tools.

Net Loss Per Common Share: The Company accounts for income (loss) per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS No. 128 requires that presentation of basic and diluted earnings per share for entities with complex capital structures. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of common stock outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. Diluted net loss per common share does not differ from basic net loss per common share due to the lack of dilutive items in the Company.

Reverse Split

On September 9th, 2005 the company amended their Certificate of Incorporation with the state of Nevada to provide for a stock combination (reverse split) of the Common Stock in an exchange ratio of one newly issued share for each one-hundred outstanding shares of Common Stock

Plan of Operation

Our short-term objective:

MotivNation would like to expand our current business of manufacturing and providing services in the custom automotive and motorcycle enthusiast market. Our short term goal is to increaser production with the use of capital to carry current inventory mainly including chassis and materials to increase our production and productivity

Our long-term objectives:

MotivNation’s goal is to increase our market position in each of our respective markets specifically the custom automotive and motorcycle industries. The company plans to streamline our services and products by focusing on production with a customized look and feel. With a long term focus on production oriented products with higher revenues and profits we will increase our market share. The Company also plans to expand its strategic relationships with current existing and new clients for OEM production with leaders within our market sector.

Results of Operations

Three Months Ended September 30, 2005 Compared with Three Months Ended September 30, 2004

Revenues

We had total revenues of $673,310 and $100,761 for the three month period ended September 30, 2005, and 2004 respectively. The increase in revenue of $572,549 was primarily due to the acquisition of Moonlight Industries, and the subsequent revenues that are generated from our TrixMotive division. TrixMotive and Damon’s contributed approximately $611,342 and $61,968 respectively in quarter ending 2005. Revenue for Damon’s decreased due to the restructuring of Damon’s and the board removal of the former president Thomas Prewitt from the company. This has had an impact on Damon’s business specifically sales. In addition the relocation of Damon’s during the first and second quarter has caused revenues to subsequently go down.

Cost of Sales

We incurred total costs of $557,309 and $125,830 for the three month period ended September 30, 2005, and 2004, respectively. The increase in our cost of sales of $431,479 was primarily due to the acquisition of Moonlight Industries, and the subsequent cost of sales that are generated from our TrixMotive division. TrixMotive and Damon’s cost of sales were approximately $525,407 and $31,902 respectively. Damon’s decrease in costs is directly related to their decrease in revenues due to the circumstances mentioned above.

Operating Expenses

Selling, general and administrative expenses for the three month period ended September 30, 2005 and 2004 were $234,166 and $66,226, respectively. The increase in expenses of $167,940 was principally due to the acquisition of Moonlight Industries, and the respective expenses incurred by our TrixMotive division. The expenses incurred by the company that primarily attributed to total operating expenses were Rent and Insurance expense of approximately $52,397 and $37,819 respectively. Rent expense is the largest expense due to the large amount of production and storage space necessary to accommodate our business operation. Insurance expense covers the company’s workers compensation and general liability. Other expenses include Staff Payroll and Accounting expense of approximately $32,073 and $21,532 respectively. Staff payroll are employees that are not involved in labor production and accounting expense is related to keeping the company audited and tax returns. Consulting and advertising expense of $19,300 and $9,680 respectively also contributed to the increase in SG&A.

Net Loss

Our net loss for the three months ended September 30, 2005 was $135,441 as compared to a net loss of $89,149 for the comparative period in 2004.  Our net loss is primarily attributed to the company's increase in operating expenses due to the expansion of our business through our acquisition of Moonlight into TrixMotive, and the additional direct costs related to maintaining a public entity. In addition net loss increased because of the loss of revenues due to the relocation of Damon’s and the added expenses of moving a business. Net loss also occurred due to the industry trend in the livery industry for slower sales during the summer months.

Nine Months Ended September 30, 2005 Compared with Nine Months Ended September 30, 2004

Revenues

We had total revenues of $2,885,763 and $437,337 for the nine month period ended September 30, 2005, and 2004 respectively. The increase in revenue of $2,448,426 was primarily due to the acquisition of Moonlight Industries, and the subsequent revenues that are generated from our TrixMotive division. TrixMotive and Damon’s contributed approximately $2,607,740 and $278,023 respectively in the nine months ending 2005. Revenue for Damon’s decreased due to the restructuring of Damon’s and the board removal of the former president Thomas Prewitt from the company. This has had an impact on Damon’s business specifically sales. In addition the relocation of Damon’s during the first and second quarter caused revenues to go down.

Cost of Sales

We incurred total costs of $2,348,715 and $311,567 for the nine month period ended September 30, 2005, and 2004 respectively. The increase in our cost of sales of $2,037,148 was primarily due to the acquisition of Moonlight Industries, and the subsequent cost of sales that are generated from our TrixMotive division. TrixMotive and Damon’s cost of sales were approximately $2,201,724 and $149,140 respectively. Damon’s decrease in costs is directly related to their decrease in revenues due to the circumstances mentioned above.

Operating Expenses

Selling, general and administrative expenses for the nine month period ended September 30, 2005 and 2004 were $810,223 and $189,491, respectively. The increase in expenses of $620,732 was principally due to the acquisition of Moonlight Industries, and the respective expenses incurred by our TrixMotive division. The expenses incurred by the company that primarily attributed to total operating expenses were Rent and Insurance expense of approximately $192,687 and $115,290 respectively. Rent expense is the largest expense due to the large amount of production and storage space necessary to accommodate our business operation. Insurance expense mainly covers the company’s workers compensation and general liability. Other expenses include Staff Payroll and Depreciation expense of approximately $90,161 and $43,168 respectively. Staff payroll are employees that are not involved in labor production. Consulting and advertising expense of $43,286 and $30,573 respectively also contributed to the increase in SG&A. In addition Accounting expense which is the costs incurred in order to keep the numbers audited and our tax returns were $38,282 for the period ending September 30, 2005.

Net Income

Our net loss for the nine months ended September 30, 2005 was $434,972, as compared to a net loss of $61,541 for the comparative period in 2004. Our increase in net loss is primarily attributed to the company's increase in operating expenses due to the expansion of our business through the acquisition of Moonlight, and the additional direct costs related to maintaining a public entity. In addition net loss increased because of the loss of revenues due to the relocation of Damon’s and the added expenses of moving a business. Net loss also occurred due to the industry trend in the livery industry for slower sales during the summer months.

Liquidity and Capital Resources

Historically, we have financed our operations through cash generated from the sale of equity securities and debt financing, as well as increased in timing of payments for accounts payable. At September 30, 2005, we had a working deficit of $518,827 resulting primarily from the company’s large Short-term notes payable and trade accounts payable.

Net cash provided by operating activities was a negative $128,116 for the third quarter of 2005, which resulted primarily from the decrease in unearned revenue of $679,284 and an increase in Inventory and prepaid/other assets of $37,472, and $39,606 respectively. An offset to this was a decrease in Accounts Receivable and an increase in Accounts payable and accrued expenses of $117,018.

Net cash provided in investing activities was a negative $11,694 which was primarily due to the purchase of property and equipment.

Net cash from financing activities was $133,790 for the third quarter of 2005 and resulted primarily from proceeds from related parties of $159,974. This was slightly offset by repayments of long-term debt and cash overdraft of $43,437 and $17,253 respectively.

Our liquidity is dependent on our ability to continue to meet our obligations, to obtain additional financing as may be required and to obtain and maintain profitability.  Our management continues to look for ways to reduce operating expenses and secure an infusion of capital through either public or private investment in order to maintain our liquidity.  These steps include increasing operating revenues over last year through the growth of the business, reducing costs by, among other things, bringing certain projects in-house through possible acquisitions, and making timely payments of our obligations, building our stock and debt sources to provide additional working capital, and continuing to review our business plan to assure we are moving the business forward in a cost-effective manner and continuing to examine the segments of our business that offer the most profitable opportunity for success and eliminating operations and practices which detract from our profitability. There can be no assurance that we will be successful in executing our plans to improve operations or obtain additional debt or equity financing.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Results of Operations for the Years Ended December 31, 2004 and 2003 Compared.

	Year Ended December 31, 2004	Year Ended December 31, 2003
Revenues	$ 1,136,447	$529,009

Cost and G&A Expenses	1,434,982	538,391

Other Expenses	25,107	6,107

Provision for income taxes	800	800

Net Loss	$324,442	$16,289

Revenue

2004	2003	Increase/(decrease)
$
For the year ended December 31:
Revenue	$1,136,447	$529,009	$607,438

Revenues for the year ended December 31, 2004 were $1,136,447 compared to revenues of $529,009 in the year ended December 31, 2003. This resulted in an increase in revenues of $607,438, from the same period one year ago. The increase in revenues was primarily due to the acquisitions of Damon’s Motorcycle Creation’s and TrixMotive, Inc. during 2004.

Cost of Revenues

	2004	2003	Increase/(decrease)
			$

For the year ended December 31:
Cost of revenue	$872,084	$355,102	$516,982

Cost of revenues for the year ended December 31, 2004 was $872,084, an increase of $516,982 from $355,102 for the same period ended December 31, 2003. The increase in cost of revenues was primarily due to the fixed costs associated with the increase in revenue compared to last year. Fixed costs for TrixMotive primarily consists of materials and parts that go into the stretching and customizing of the limousines. For Damon’s fixed costs consists of materials, parts and direct labor in customizing motorcycles and other automotives. TrixMotive’s Cost of Revenues was approximately $500,000 for the year ending 2004, this amount only represents the fourth quarter of the year when TrixMotive was acquired by MotivNation. Damon’s Cost of Revenues was approximately $372,000 for the year ending 2004. The comparative increase of $516,982 for the same time period of 2004 and 2003, does not put into account the different acquisition dates.

General and Administrative expenses

	2004	2003	Increase/(decrease)
			$

For the year ended December 31:
General & Administrative expenses	$612,898	$183,289	$429,609

General and administrative expenses were $612,898 for the year ended December 31, 2004 versus $183,289 for the year ended December 31, 2003, which resulted in an increase of $429,609. G&A expenses consist primarily of salaries, and related costs for executive, sales finance and other administrative personnel, and the cost of facilities and related spending.

The increase in expenses was primarily due to the acquisitions of TrixMotive, Inc. and Damon’s Motorocycle Creation’s. As a result a comparison between the years ending 2004 and 2003 only represent the addition of the new operations. However, G&A expenses for 2004 can be broken down further, and is primarily composed of Rent and Payroll expense of approximately $87,000 and $117,000. Other expenses constituting more than 5% of total G&A are Accounting expense of $78,000 and Insurance expense of $56,000.

Net Income (Loss)

2004	2003	Increase/(decrease)
$

For the year ended December 31:
Net Income (loss)	$(324,442)	$(16,289)	$(308,153)

The net loss for the year ended December 31, 2004 was $324,442, versus a net loss of $(16,289) for the year ended December 31, 2003, a change in net loss of $(308,153). The increase in the net loss was primarily due to the increase in G&A expenses due to the acquisitions of Damon’s Motorcycle Creation’s and TrixMotive, Inc. In addition the net loss can also be attributed to the expenses incurred as a result of the acquisitions of Damon’s and TrixMotive.

Going Concern

The financial statements included in this filing have been prepared in conformity with generally accepted accounting principles that contemplate the continuance of us as a going concern. Our cash position may be inadequate to pay all of the costs associated with testing, production and marketing of products. We intend to use borrowings and security sales to mitigate the effects of its cash position, however no assurance can be given that debt or equity financing, if and when required will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should we be unable to continue existence.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results or operations, liquidity, capital expenditures or capital resources that is material to investors.

OUR BUSINESS

We were incorporated on April 26, 1946, under the laws of the State of Idaho for the purpose of exploring, acquiring and developing mineral properties in the Idaho. The initial and subsequent efforts in the acquisition, exploration, and development of potentially viable and commercial mineral properties were unsuccessful. We have since ceased our mining business.

In 2003, we merged with our wholly-owned Nevada subsidiary and changed our corporate domicile from the State of Idaho to the State of Nevada. We also changed our corporate name from Aberdeen Idaho Mining Company to Aberdeen Mining Company.

On March 8, 2004, pursuant to the terms of the Asset Purchase Agreement dated February 26, 2004, we acquired substantially all of the assets and liabilities of C&M Transportation, Inc., a Kansas corporation whose sole shareholder was Velocity Holdings, Inc. In the agreement we acquired substantially all of the assets and liabilities of C&M in exchange for the issuance and delivery to C&M of 888,799 (post-split) shares of our common stock.

Due to subsequent events after the closing of the transaction such as the imposition of a tax lien by the Internal Revenue Service on certain assets of C&M and the refusal by First State Bank to further finance the activities of C&M, the parties to the Asset Purchase Agreement agreed to unwind and rescind the C&M transaction, according to terms and conditions of a Rescission and Mutual Release Agreement, dated May 6, 2004.

Shortly after the rescission of the C&M transaction, on May 11, 2004 we entered into an Asset Purchase Agreement with Damon's Motorcycle Creations, Inc, a California corporation. According to the terms of the agreement we acquired substantially all of the assets and liabilities of Damon's in exchange for 888,799 (post-split) shares of our common stock that we issued to Damon's sole shareholders, Thomas Prewitt and Richard Perez. The shares issued are restricted stock and bear a restrictive legend. As a result of the transaction, Mr. Prewitt and Mr. Perez together obtained indirect control of the Company through Damon's ownership of a majority of our issued and outstanding shares.

On June 25, 2004, we changed our corporate name to "MotivNation, Inc." by filing an amendment to our Articles of Incorporation with the Nevada Secretary of State. We feel the name is more indicative of our new line of business and is more identifiable.

On October 11, 2004, MotivNation, Inc. and its wholly owned subsidiary, TrixMotive Inc., a Nevada corporation, entered into an Asset Purchase Agreement with Moonlight Industries, Inc., a California corporation, to acquire certain assets and liabilities. According to the terms of the agreement, we acquired certain assets and liabilities of Moonlight in exchange for 140,000 (post-split) shares of MotivNation common stock that was issued to Moonlight's sole shareholders, Leslie McPhail and her husband David McPhail. The president of Moonlight, Leslie A. McPhail, also serves as the Secretary of TrixMotive. Tom Prewitt and Richard Perez, president and secretary of MotivNation respectively, agreed to return 140,000 (post-split) shares of MotivNation's common stock held by them prior to the closing of the acquisition. The company will continue under the Moonlight brand but will operate under the TrixMotive corporate entity.

Following the acquisitions of Damon's, and TrixMotive, we ceased our prior business operations, but we intend to continue in the motorcycle and automotive industry that Damon's and TrixMotive, are a part of as well as plan to expand these businesses using the assets we acquired. Damon's was in the business of customizing motorcycles and automobiles for individuals and performing custom parts and accessories for independent dealers and manufacturers. TrixMotive is in the business of converting automobile chassis into stretched limousines and other specialized automotives.

Additionally, these businesses provide a full-range of services that cater to the custom motorcycle and automotive enthusiast, including the sale, manufacture, converting, customization, armor protecting, and installation of custom-built motorcycles and auto parts and accessories, as well as restoration, repair, and servicing. Damon's and

TrixMotive, also specialized in custom paint work for both motorcycles and automobiles while engaging in the retail sale of aftermarket motorcycle and automotive parts, accessories, and related apparel.

Our target clients fall into two categories: the individual custom automotive enthusiast or collectors of the "one of a kind" custom motorcycle and auto creations, and those of local fabricators, custom shops, and Original Equipment Manufacturers. Our primary market is the latter of two listed and these customers buy materials, supplies, and finished parts for their work in serving the growing market of custom or modified automobile and motorcycle creations. In addition to distributing several lines of materials and equipment, we plan to provide training through independent dealers and our own distribution infrastructure to our primary market clientele.

Principal Products or Services

Our manufacturing operations consist of in-house production of components and parts, assembly and finishing of components, painting, conversion and assembly of motorcycles and automobiles, and quality control, which includes performance testing of finished products under running conditions. The custom design, fabrication, finish and paint processes are moved into and out of each aspect of the manufacturing process.

We offer various products and services depending on which client we are catering to. For our individual retail clients we offer products and services direct and include restoration work, finish and paint for motorcycles and automobiles as well as signature paint and design applied to non automotive personal property. For our independent dealers we offer products and services direct to the dealers which include custom and signature finish and design work on a dealer's own restoration or manufactured work. We also offer consultative work in the preparation of signature paints blends, techniques, and design advice related to the dealer's own project. For our original equipment manufacturers we offer services and products that include signature design and fabrication for manufactured parts and accessories, which are a party of a "designer" or "signature" series of products or design themes. These products and services are also sold direct to the original equipment manufacturers.

Competition

The market for our products and services are highly competitive and there are no substantial barriers to entry. There are a lot of competitors in this industry but our main ones are: Arlen Ness, West Coast Choppers, Chip Foose, Orange Coast Choppers, Rock & Roll Custom Paintwork, Al Martinez Paint and Body, Coastal Limousines, Pinnacle Limousine, Coach Industries Group, and Royal Coach by Victor. We expect that competition will intensify and new competitors may enter the market with the growing trends of custom motorcycles and automobiles, which may result in a reduction in profit margins on our products and services.

Sources of Materials and Suppliers

We obtain our supplies from national manufacturers and after market manufacturers of motorcycle and automotive parts, paints, and supplies. These supplies are readily available and there is no dependency on any single supplier. We have no need for long term supply contracts since material and parts cost are not the most significant factor to the cost of our completed work.

Dependence on One or More Customers

For the three and nine months ended September 30, 2005, a major customer comprised of $175,315 and $942,065 or 13.6% and 32.6% of the Company’s consolidated sales.

Intellectual Property

We have not filed for any patents or trademarks, and we have no license agreements. We are not a licensed Harley-Davidson dealer, as we do not sell new Harley-Davidson motorcycles. Although we believe we have obtained common law rights outside that of the United States Patent and Trademark Office through the use of the name

"Damon's Motorcycle Creations" in connection with our business, our failure to obtain proprietary protection in the future for the use of the name could negatively impact our operations.

Government Regulations

Our business is subject to certain federal, state, and local government regulations, including those of the Environmental Protection Agency ("EPA") and comparable state agencies that regulate emissions of Volatile Organic Compounds ("VOC") and other air contaminants, the Occupational Safety and Heal Administrations ("OSHA"), and regulations governing the disposal of oil, grease, tires, batteries, and the prevention of pollution. Although we believe we are in compliance with all of these agencies and government regulations, our failure to comply with such regulations could result in the termination of our operations, impositions of fines, or liabilities in excess of our capital resources. In addition, any changes in the laws or regulations imposed on us could significantly increase our costs of doing business and could have a negative impact on our business.

Personnel

As of March 31, 2005 we had 40 full-time employees, including 34 in production staff and 6 in sales and administration. Management believes our future success will depend in large part upon our ability to attract and retain qualified employees. We have no collective bargaining agreements with our employees and believe our relations with our employees are good.

Description of Property

MotivNation maintains its corporate headquarters at 18101 Von Karman Ave. Ste 330, Irvine, CA 92612. We lease approximately 1,000 square feet of office space under a month to month lease. The minimum monthly rental for the premises is approximately $1,500, plus standard, ancillary charges, such as property taxes, insurance, and certain operating expenses applicable to the leased premises.

Damon's currently leases 1 unit that is approximately 13,890 square feet of retail, service, warehouse, and fenced yard space. The units are located at 1741 E. Lambert Road, La Habra, CA 90631. The lease requires a monthly rental payment of approximately $5,000.

TrixMotive maintains its primary operations at both 14948 Shoemaker Avenue, Santa Fe Springs, CA 90670, and 14946 Shoemaker Avenue Units B & C, Santa Fe Springs, CA 90670. The leases require a collective monthly rental payment of approximately $10,000

MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.

The following table sets forth the names and positions of the executive officers and directors of the Company. Directors will be elected at our annual meeting of stockholders and serve for one year or until their successors are elected and qualify. Officers are elected by the Board and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board.

Name	Age	Positions and Offices held
Martyn Powell (1)	52	President, Director
Robert O’Brien (1)	69	Secretary, Treasurer, Director
Dale Lavigne (1)	74	Director
Dennis O’Brien (1)	43	Director
James Etter (1)	68	Director
John Ohle (2)	47	President, Interim Chief Financial Officer
Arthur Lefevre (3) (5)	67	Director
Mark Absher (3)	43	Director
Vincent Michael Keyes III (3)(5)	48	Director
Thomas Prewitt (4) (8)	49	President
Richard Perez (4) (8)	46	Secretary
Jay Isco (4) (7)	24	Chief Financial Officer, Secretary
Richard Holt (6)	64	Director
David Psachie (7)	65	Director
George Lefevre (8)	37	Chief Executive Officer, President
Leslie McPhail (9)	32	Chief Operating Officer

(1)	In connection with Aberdeen Mining Company acquiring C&M Transportation, Inc. the officers and directors resigned on March 8, 2004.
(2)

As part of the acquisition agreement of C&M Transportation, Inc. Mr. Ohle was appointed the President and interim Chief Financial Officer. Once the C&M Transportation, Inc. agreement was rescinded, Mr. Ohle was removed from his positions.

(3)	Upon consummation of the acquisition with C&M Transportation, Mr. Lefevre, Mr. Absher, and Mr. Keyes were appointed to fill the board of directors.
(4)

On May 11, 2004, the Company acquired Damon’s Motorcycle Creations, Inc. and the Board elected Mr. Prewitt to serve as the President, Mr. Perez to serve as the Secretary, and Mr. Isco to serve as the Interim Chief Financial Officer.

(5)	On September 25, 2004, Mr. Lefevre and Vincent Michael Keyes resigned as Directors from the Board of Directors
(6)	On October 6, 2004, the Board of Directors elected Richard Holt to serve as a Director.
(7)	On February 11, 2005, the Board of Directors elected Mr. Psachie to serve as a Director
(8)

On February 15, 2005, the Board of Directors approved the removal of Mr. Prewitt and Mr. Perez as the President and Secretary respectively. George Lefevre was appointed to the position of Chief Executive Officer and President. Mr. Isco was elected to the position of Chief Financial Officer and Secretary.

(9)	On February 15, 2005, the Board of Directors elected Ms. McPhail to the position of Chief Operating Officer.

Duties, Responsibilities and Experience

Election of Directors and Officers.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

No Executive Officer or Director of the Corporation has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No Executive Officer or Director of the Corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

No Executive Officer or Director of the Corporation is the subject of any pending legal proceedings.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during the year ended 2004, all officers and directors filed all forms 3, forms 4 and forms 5.

Audit Committee and Financial Expert

We do not have an Audit Committee, our board of directors during 2004, performed some of the same functions of an Audit Committee, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors independence, the financial statements and their audit report; and reviewing management's administration of the system of internal accounting controls. The Company does not currently have a written audit committee charter or similar document.

We have no financial expert. We believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of our start-up operations, we believe the services of a financial expert are not warranted.

Code of Ethics

A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

(1)	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
(2)	Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the Commission and in other public communications made by an issuer;
(3)	Compliance with applicable governmental laws, rules and regulations;
(4)	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and
(5)	Accountability for adherence to the code.

We have adopted a corporate code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. MotivNation will provide, without charge, a copy of the Code of Ethics on the written request of any person addressed to MotivNation at: 18101 Von Karman Avenue, Suite 330, Irvine, CA 92612.

Nominating Committee

We do not have a Nominating Committee or Nominating Committee Charter. Our board of directors in 2004, performed some of the functions associated with a Nominating Committee. We have elected not to have a Nominating Committee in that we are a development stage company with limited operations and resources.

Limitation of Liability of Directors

Pursuant to the Nevada General Corporation Law, our Articles of Incorporation exclude personal liability for our Directors for monetary damages based upon any violation of their fiduciary duties as Directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a Director receives an improper personal benefit. This exclusion of liability does not limit any right which a Director may have to be indemnified and does not affect any Director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a Director if he acted in good faith and in a manner he believed to be in our best interest.

EXECUTIVE COMPENSATION

No officer receives any salary compensation for officer services rendered to the Company. Directors receive no annual nor attendance fees for servicing in such capacity.

Option Grants in Last Fiscal Year

None

2004 Option Exercises and Year-End Option Holdings

None

COMPENSATION OF DIRECTORS

None.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND CHANGE-IN-CONTROL ARRANGEMENTS

None

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of MOVT's Common Stock as of based on information available to MOVT by (I) each person who is known by MOVT to own more than 5% of the outstanding Common Stock based upon reports filed by such persons within the Securities and Exchange

Commission; (ii) each of MOVT’s directors; (iii) each of the Named Executive Officers; and (iv) all officers and directors of MOVT as a group.

Name of Officer, Director and Beneficial Owner	Number of Shares*	Percent Beneficially Owned*
Thomas Prewitt- Former President (2)(3) 547 Apollo Unit C Brea, CA 92821	748,799 (post-split)	15.64%
Jay Isco- Chief Financial Officer, Secretary(3) 18101 Von Karman Ave. Ste. 330 Irvine, CA 92612	100,000 (post-split)	4.180%
Richard Perez Former Secretary (2)(3) 1741 E. Lambert Road La Habra, CA 90631	748,799 (post-split)	15.64%
George Lefevre- Chief Executive Officer (3) 18101 Von Karman Ave. Ste. 330 Irvine, CA 92612	248,000 (post-split)	10.36%
Scott Absher- Beneficial Owner (4) 18101 Von Karman Ave. Ste. 330 Irvine, CA 92612	248,000 (post-split)	10.36%
Leslie McPhail-Chief Operating Officer(1)(3) 14948 Shoemaker Avenue Santa Fe Springs, CA 90670	740,000 (post-split)	30.92%
David McPhail- Beneficial Owner(1) 14948 Shoemaker Avenue Santa Fe Springs, CA 90670	740,000 (post-split)	30.92%
Mark Absher- Director 18101 Von Karman Ave. Ste. 330 Irvine, CA 92612	50,000 (post-split)	2.09%
David Psachie- Director 18101 Von Karman Ave. Ste. 330 Irvine, CA 92612	50,000 (post-split)	2.09%
Richard Holt- Director 18101 Von Karman Ave. Ste. 330 Irvine, CA 92612	50,000 (post-split)	2.09%
All Directors, Officers, & Beneficial Holders as a Group	2,234,799 (post-split)	97.44%

1.	Leslie McPhail owns jointly with David McPhail 740,000 (post-split) shares of the Company.

2.	Thomas Prewitt and Richard Perez own jointly 748,799 (post-split) shares of the Company.
3.

On February 15, 2005, the Board of Directors approved the removal of Mr. Prewitt and Mr. Perez as the President and Secretary respectively. George Lefevre was appointed to the position of Chief Executive Officer and President. Mr. Isco was elected to the position of Chief Financial Officer and Secretary, and Mrs. McPhail to the position of Chief Operating Officer.

4.	Scott Absher served as a consultant for the company and is the brother of Mark Absher a director of the company.

*	Number of shares and percent of ownership based upon 2,293,464 (post-split) shares outstanding on September 30, 2005

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Neotactix, Inc. Consulting Agreement

On April 20, 2004, the Company and NeoTactix (NTX) entered into a Business Consulting Agreement pursuant to which Neotactix agreed to provide certain business consulting services, in exchange for 196,000 (post-split) shares of the Company’s common stock. The Company and NTX agree that the compensation shares issued the Company to affiliates of NTX shall be cancelled and returned to the Company if, prior to October 31, 2006, the Company has not achieved certain benchmarks pursuant to the Agreement.

DESCRIPTION OF SECURITIES

General

As of the date of this registration statement, the Company has authorized of 300,000,000 shares of Common Stock at $.001 par value, of which 895,373 (post-split) shares are issued and outstanding at May 31, 2005, plus 100,000,000 authorized shares of $.001 par value per share Preferred Stock and no preferred shares are issued and outstanding at September 30, 2004.

The following is a description of the securities of MOVT taken from provisions of our Company’s Articles of Incorporation and By-laws, each as amended. The following description is a summary and is qualified in its entirety by the above referenced provisions of the Articles of Incorporation and By-laws as currently in effect. The following description includes all material provisions of the applicable sections of the underlying documents in the summary.

Common Stock

The Company is authorized to issue 300,000,000 shares of its $0.001 par value Common Stock.  At September 30, 2005, there were 2,293,464 shares issued and outstanding held by 549 shareholders of record.

All shares of Common Stock are equal to each other with respect to voting, liquidation, dividend and other rights.  Owners of shares of Common Stock are entitled to one vote for each share of Common Stock owned at any Shareholders' meeting. Holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor; and upon liquidation, are entitled to participate pro rata in a distribution of assets available for such a distribution to Shareholders.  There are no conversion, preemptive, or other subscription rights or privileges with respect to any shares.  The Common Stock of the Company does not have cumulative voting rights which means that the holders of more than fifty percent (50%) of the shares voting in an election of directors may elect all of the directors if they choose to do so.  In such event, the holders of the remaining shares aggregating less than fifty percent (50%) would not be able to elect any directors. Upon liquidation, dissolution or winding-up of MOVT, the holders of the Common Stock are entitled to receive pro rata the assets of MOVT, if any remaining after payment of all debts and liabilities and all claims by holders of Preferred Stock.

The Company has never paid any dividends and does not anticipate the payment of dividends in the foreseeable future.

Preferred Stock

The Board of Directors has been empowered to create one or more series of Preferred Stock and to define the rights and preferences of the shares in any one series as against all other shares of Preferred Stock and as against shares of common stock. No creation of any series of Preferred Stock is completed by the Board of Directors in the foreseeable future.

Penny Stock Disclosure Requirements:

See discussion in risk factor section, page 10, with the heading “Penny Stock issues may be difficult for an investor to dispose of.”

Shares Eligible for Future Sale

As of September 31, 2005, MOVT had 2,293,464 shares of Common Stock outstanding. Sales of a substantial number of shares of MOVT’s Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. MOVT is registering with this document 12,500,000 shares of Common Stock for resale, all of which will be freely tradable without restriction or further registration under the Securities Act.

Selling Shareholders

The Shares being offered for resale by our Selling Stockholders are issuable in accordance with § 4(2) and Rule 506 under the Securities Act of 1933, as amended (the "Securities Act"),

Recent Financing

This prospectus relates to the resale by the selling stockholders of up to 12,500,000 shares of Motivnation Inc., (“MOVT”) common stock, including up to 10,000,000 shares of common stock issuable upon conversion of an aggregate of $2,000,000 in convertible debentures issued in connection with a November 30, 2005 subscription to the following investors: 1) up to 1,190,000 shares of common stock issuable to AJW Partners, LLC, 2) up to 150,000 shares of common stock issuable to New Millennium Capital Partners II, LLC, 3) up to 3,260,000 shares of common stock issuable to AJW Qualified Partners II, LLC, and 4) up to 5,400,000 shares of common stock issuable to AJW Offshore, Ltd. In connection with the convertible notes, the following common stock issuable upon the exercise of warrants at $1.50: 1) up to 297,500 shares to AJW Partners, LLC, 2) up to 37,500 shares of common stock issuable to New Millennium Capital Partners II, LLC, 3) up to 815,000 shares of common stock issuable to AJW Qualified Partners II, LLC, and 4) up to 1,350,000 shares of common stock issuable to AJW Offshore, Ltd.

This registration statement includes the shares underlying the November 30, 2005 Subscription Agreement.

SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of shares of Common Stock by the Selling Stockholder. We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholder. If exercised, MOVT could receive up to $3,750,000 from the exercise of warrants.

Assuming all the shares registered below are sold by the Selling Stockholder, the Selling Stockholder will no longer continue to own any shares of our Common Stock.

The following table also sets forth the name of the person who is offering shares of common stock by this prospectus, the number of shares of common stock beneficially owned by such person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock such person will own after the offering, assuming he sells all of the shares offered.

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After Offering If All Offered Shares Are Sold (7)
Selling Stockholder	Number of Shares *	Percentage (8)	Shares Offered For Sale (1)	Number of Shares	Percentage
AJW Partners, LLC (2)	1,487,500 (3)	64.9%	1,487,500	0	0%
AJW New Millennium Capital Partners II, LLC (2)	187,500 (4)	8.2%	187,500	0	0%
AJW Qualified Partners, LLC (2)	4,075,000 (5)	177.7%	4,075,000	0	0%
AJW Offshore, Ltd. (2)	6,750,000 (6)	294.3%	6,750,000	0	0%

* This column represents an estimated number based on a conversion price as of a recent date of November 30, 2005 of $.40, divided into the principal amount plus the exercise of the related warrants.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

The selling stockholders do not hold any position or office, or has had any material relationship with us or any of our affiliates within the past three years.

The selling shareholders are not broker-dealers or are an affiliate of a broker-dealer.

(1) Includes a good faith estimate of the shares issuable upon conversion of the secured convertible notes and exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the secured convertible notes is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the secured convertible notes, if the secured convertible notes had actually been converted on November 30, 2005, the secured convertible notes would have had a conversion price of $.40. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) The selling stockholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC. We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(3) Includes (i) 1,190,000 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 297,500 shares of common stock issuable upon exercise of common stock purchase warrants.

(4) Includes (i) 150,000 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 37,500 shares of common stock issuable upon exercise of common stock purchase warrants.

(5) Includes (i) 3,260,000 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 815,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(6) Includes (i) 5,450,000 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 1,350,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(7) Assumes that all securities registered will be sold.

(8)	Percentages are based on 2,293,464 shares of our common stock outstanding as of September 30, 2005

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately-negotiated transactions;

  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, or Regulation S, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

TERMS OF SECURED CONVERTIBLE NOTES AND THE WARRANTS

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on November 30, 2005 for the sale of (i) $2,000,000 in secured convertible notes and (ii) warrants to buy 2,500,000 shares of our common stock.

The investors are obligated to provide us with the funds (gross proceeds) as follows:

  $300,000 was disbursed on November 30, 2005;

  $500,000 will be disbursed within five days of the filing of this registration statement; and

  $1,200,000 will be disbursed within five days of the effectiveness of this prospectus.

The secured convertible notes bear interest at 8% per annum, mature three years from the date of issuance, and are convertible into our common stock at :

  a 50% discount to the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date.

We have a call option under the terms of the secured convertible notes. The call option provides us with the right to prepay all of the outstanding secured convertible notes at any time, provided we are not in default and our stock is trading at or below $1.05 per share. Prepayment of the notes is to be made in cash equal to either (i) 125% of the outstanding principal and accrued interest for prepayments occurring within 30 days following the issue date of the secured convertible notes; (ii) 135% of the outstanding principal and accrued interest for prepayments occurring between 31 and 60 days following the issue date of the secured convertible notes; and (iii) 145% of the outstanding principal and accrued interest for prepayments occurring after the 60th day following the issue date of the secured convertible notes.

Our right to repay the notes is exercisable on not less than ten trading days prior written notice to the holders of the secured convertible notes. For notice purposes, a trading day is any day on which our common stock is traded for any period on the OTC Bulletin Board. Notwithstanding the notice of prepayment, the holders of the secured convertible notes have the right at all times to convert all or any portion of the secured convertible notes prior to payment of the prepayment amount.

We also have a partial call option under the terms of the secured convertible notes in any month in which the current price of our common stock is below $0.80. Under the terms of the partial call option, we have the right to pay 104 % the outstanding principal amount of the secured convertible notes plus one-month's interest for that month, which will stay any conversions of the secured convertible notes by the holders for that month. The principal amount of the secured convertible notes to be repaid is determined by dividing the then outstanding principal amount of the notes by the maturity of the notes in months, or 36, plus one month’s interest.

The full principal amount of the secured convertible notes is due upon default under the terms of secured convertible notes. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights. We are liable for breach of any covenant, representation or warranty contained in the Securities Purchase Agreement for a period of two years from the date that the investors distribute the final $1,200,000. In the event that we breach any representation or warranty regarding the condition of our company as set forth in the Securities Purchase Agreement, we are liable to pay liquidated damages in shares or cash, at our election, equal to three percent of the outstanding amount of the secured convertible notes per month plus accrued and unpaid interest. In the event that we breach any covenant as set forth in the Securities Purchase Agreement, including the failure to comply with blue sky laws, timely file all public reports, use the proceeds from the sale of the secured convertible notes in the agreed upon manner, obtain written consent from the investors to negotiate or contract with a party for additional financing, reserve and have authorized the required number of shares of common stock or the maintenance of our shares of common stock on an exchange or automated quotation system, then we are liable to pay liquidated damages in shares or cash, at our election, equal to three percent of the outstanding amount of the secured convertible notes per month plus accrued and unpaid interest.

In connection with the Securities Purchase Agreement, we executed a Security Agreement and an Intellectual Property Security Agreement in favor of the investors granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. Under the Security Agreement and Intellectual Property Security Agreement, events of default occur upon:

  The occurrence of an event of default (as defined in the secured convertible notes) under the secured convertible notes;

  Any representation or warranty we made in the Security Agreement or in the Intellectual Property Security Agreement shall prove to have been incorrect in any material respect when made;

  The failure by us to observe or perform any of our obligations under the Security Agreement or in the Intellectual Property Security Agreement for ten (10) days after receipt of notice of such failure from the investors; and

  Any breach of, or default under, the Warrants.

An event of default under the secured convertible notes occurs if we:

  Fail to pay the principal or interest when due;

  Do not issue shares of common stock upon receipt of a conversion notice;

  Fail to file a registration statement within 45 days after November 30, 2005 or fail to have the registration statement effective within 135 days after November 30, 2005;

  Breach any material covenant or other material term or condition in the secured convertible notes or the Securities Purchase Agreement;

  Breach any representation or warranty made in the Securities Purchase Agreement or other document executed in connection therewith;

  Apply for or consent to the appointment of a receiver or trustee for us or any of our subsidiaries or for a substantial part of our of our subsidiaries’ property or business, or such a receiver or trustee shall otherwise be appointed;

  Have any money judgment, writ or similar process shall be entered or filed against us or any of our subsidiaries or any of our property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the investors;

  Institute or have instituted against us or any of our subsidiaries any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors;

  Fail to maintain the listing of our common stock on one of the OTCBB or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange; or

  Default under any other secured convertible note issued pursuant to the Securities Purchase Agreement.

Upon occurrence of any event of default under either the Security Agreement or the Intellectual Property Security Agreement, the investors shall have the right to exercise all of the remedies conferred under the Security Agreement, the Intellectual Property and under the secured convertible notes, including:

  Taking possession of all of our assets, including, but not limited to, our inventory, receivables, equipment, contract rights and other general intangibles, as well as our intellectual property; and

  Operating our business using the collateral as set forth above with the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise, for cash or on credit

The warrants are exercisable until five years from the date of issuance at a purchase price of $0.15 per share. The selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of any securities issued as of the date of this warrant or issued in connection with the secured convertible notes issued pursuant to the Securities Purchase Agreement, dated July 15, 2005.

Upon the issuance of shares of common stock below the market price, the exercise price of the warrants will be reduced accordingly. The market price is determined by averaging the last reported sale prices for our shares of common stock for the five trading days immediately preceding such issuance as set forth on our principal trading market. The exercise price shall be determined by multiplying the exercise price in effect immediately prior to the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the offering plus the quotient of the amount of consideration received by us in connection with the issuance divided by the market price in effect immediately prior to the issuance. The denominator of such issuance shall be equal to the number of shares outstanding after the dilutive issuance.

The conversion price of the secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

The selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

Confin International Investments (the "Selling Agent") acted as selling agent in connection with the offering. We will issue up an amount of warrants to the Selling Agent not to exceed the amount of warrants which the selling stockholders have been issued and the Selling Agent received gross fees of $260,000, representing 8% of the total gross proceeds received by us, as consideration for services performed in connection with the issuance of the secured convertible notes and warrants to the investors pursuant to the July 2005 Securities Purchase Agreement. Payment of both the cash and warrants is dependent on the future completion of the filing and effectiveness of this registration statement.

A complete copy of the Securities Purchase Agreements and related documents are incorporated by reference as exhibits to our Form SB-2 registration statement relating to this prospectus.

Sample Conversion Calculation

The number of shares of common stock issuable upon conversion of the secured convertible notes is determined by dividing that portion of the principal of the notes to be converted and interest, if any, by the conversion price. For example, assuming conversion of the $2,000,000 of secured convertible notes on November 30, 2005, at a conversion price of $0.40, the number of shares issuable upon conversion would be:

$2,000,000/$0.40 = 5,000,000 shares

The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our secured convertible notes, based on market prices 25%, 50% and 75% below the market price as of November 30, 2005 of $0.80.

% Below Market	Price Per Share	With Discount at 50%	Number of Shares Issuable	% of Outstanding Stock

25%	$.60	$.30	6,666,667	290.7%
50%	$.40	$.20	10,000,000	436.0%
75%	$.20	$.10	20,000,000	875.0%

LEGAL PROCEEDINGS

Damon’s historically leased four (4) units space in city of Brea, California under four separate non-cancelable operating lease agreements, which expires through November 30, 2007. Damon’s currently does not occupy the spaces. In July, the landlord filed claims against Damon’s for the past due rent and charges of all units, aggregate of $19,657, and the additional amounts due pursuant to the remaining terms of the lease agreements. The obligations under the remaining terms of the lease agreements are estimated at a total of $89,086. Subsequently, Damon’s and the landlord entered into a Surrender Agreement for one unit, providing that Damon’s agreed to forfeit a security deposit of $1,568 and to pay a sum of $3,822, representing the unpaid charges and rent through the date of agreement. In return, the landlord agreed to discharge and release Damon’s from all obligations under the lease agreement of that unit. Currently Damon’s is no longer occupying any of the four units in Brea.

No provision for any contingent liabilities has been made in the accompanying consolidated financial statements since management cannot predict the outcome of the claims or estimate the amount of any loss that may result. However, the Company has accrued the past due rent of $19,657 in the accompanying financial statements.

EXPERTS

The financial statements of MotivNation Inc. at December 31, 2004, appearing in this Prospectus and Registration Statement have been audited by Spector & Wong LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

On March 17, 2004 DeCoria, Maichel & Teague P.S., our independent accountant, resigned. DeCoria, Maichel, and Teague had been our independent accountant for the previous two fiscal years. (See our Current Report on Form 8-K, as filed with the Commission on April 6, 2004).

Following the resignation of DeCoria, Maichel & Teague, we engaged Spector & Wong, LLP as our new independent accountant. (See our Current Report on Form 8-K, as filed with the Commission on April 6, 2004).

We have had no disagreements on accounting and financial disclosure with our former principal independent accountants, DeCoria, Maichel, & Teague P.S. or Spector & Wong LLP, during our last two most recent fiscal years.

LEGAL MATTERS

Legal matters concerning the issuance of shares of common stock offered in this registration statement will be passed upon by Owen Naccarato, Esq.

OTHER AVAILABLE INFORMATION

We are subject to the reporting requirements of the Securities and Exchange Commission (the "Commission"). We file periodic reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Requests should be directed to: George Lefevre

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 Act with the Commission in connection with the securities offered by this Prospectus. This Prospectus does not contain all of the information that is the registration statement, you may inspect without charge, and copy our filings, at the public reference room maintained by the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribe rates.

Information about the public reference room is available from the commission by calling 1-800-SEC-0330.

The commission maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the commission. The address of the site is www.sec.gov. Visitors to the site may access such information by searching the EDGAR archives on this web site.

We have not authorized anyone to provide you with any information that is different.

The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted.

The information contained in this Prospectus is accurate as of the date of this prospectus. We will keep this prospectus up to date and accurate.

FINANCIAL STATEMENTS

Our Financial Statements begin on page F-1

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable

Part II. Information Not Required In Prospectus

-------------------------------------------------

Indemnification of Directors and Officer

Pursuant to the Nevada General Corporation Law, our Articles of Incorporation exclude personal liability for our Directors for monetary damages based upon any violation of their fiduciary duties as Directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a Director receives an improper personal benefit. This exclusion of liability does not limit any right which a Director may have to be indemnified and does not affect any Director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a Director if he acted in good faith and in a manner he believed to be in our best interest.

Commission Policy

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company, MOVT has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Other Expenses of Issuance and Distribution

The following are expenses related to the securities being registered. The expenses shall be paid by the

SEC Registration Fee	$ 829.25
Printing and Engraving Expenses	$ 5,000.00
Legal Fees and Expenses	$ 25,000.00
Accounting Fees and Expenses	$ 15,000.00
Due diligence Fees	$ 25,000.00
Total	70,829.25

Recent Sales of Unregistered Securities

Deferred Consulting

On April 20, 2004, we and NeoTactix (NTX) entered into a Business Consulting Agreement pursuant to which Neotactix agreed to provide certain business consulting services to us as specified in the Agreement, In exchange for such services, we agreed to issue 196,000 (post-split) shares of our common stock. We and NTX agree that the compensation shares issued by us to affiliates of NTX shall be cancelled and returned to us if, prior to October 31, 2005, we have has not achieved certain benchmarks pursuant to the Agreement.

As of December 31, 2004, none of the benchmarks has occurred. The services, valued at $6.47 million, were deferred until the performances commit.

Exhibits

(a)	Exhibits

Exhibit	Description
Number

3(i)	Articles of Incorporation (1)
3(ii)	ByLaws (1)
5.1	Opinion re: Legality *
10.1	Stock Purchase Warrant-MOVT- AJW Qualified (2)
10.2	Stock Purchase Warrant-MOVT- AJW (2)
10.3	Stock Purchase Warrant-MOVT- NM (2)
10.4	Stock Purchase Warrant-MOVT- Offshore (2)
10.5	Registration Rights Agreement- MOVT (2)
10.6	Convertible Note- AJW Qualified (2)
10.7	Convertible Note- AJW (2)
10.8	Convertible Note- NM (2)
10.9	Convertible Note- Offshore (2)
10.10	Securities Purchase Agreement (2)
10.11	Intellectual property security agreement (2)
10.12	Security Agreement (2)
23.1	Consent of Naccarato & Associates (Included in opinion filed as Exhibit 5.1) *
23.2	Consent of Spector & Wong LLP, the Company’s Independent Public Accountants *

_____

* Filed herewith

(1) Incorporated herein by reference from the Company's Form 10-SB filed with the Commission on 10-24-2002

(2) Incorporated herein by reference from the Company's Form SB-2 filed with the Commission on 12-15-2005. File # 333-130366

Reports on Form 8-K

1.

October 12, 2004, we filed a Form 8-K to announce the resignation of Vincent Michael Keyes from the board of Directors of MotivNation, Inc. We also announced the election of Richard F. Holt to the MotivNation Board of Directors.

2.

October 13, 2004, we filed a Form 8-K to announce that TrixMotive, Inc. a wholly owned subsidiary of MotivNation entered into a material definitive agreement with Moonlight Industries. The company also announced the sale of unregistered equity securities.

3.

On January 5, 2005, we filed an amended Form 8-K with the Commission in which we provided the required financial statements and disclosures relating to our acquisition of substantially all of the assets and liabilities of Moonlight Industries. (Items 1.01, 3.02, and 9.01).

4.	On February 17, 2005, we filed a Form 8-K with the Securities and Exchange Commission, or the Commission announcing the election of David Psachie to the MotivNation Board of Directors. (Item 5.02)
5.

On February 23, 2005 we filed a Form 8-K with the Securities and Exchange Commission, or the Commission announcing that the board of Directors removed and elected officers of MotivNation, Inc. In addition the company entered into material definitive agreements with Directors, Officers and Consultants issuing unregistered shares. (Items 1.01, 3.03, 5.02, and 9.01)

UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

Undertaking (a)

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ('230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement.

(iii)	Include any additional or changed material information on the plan of distribution.

(2)

For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Undertaking (e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the Irvine, CA, 92612.

Registrant:	MotivNation, Inc.

Signature		Title	Date
By:	/s/George Lefevre	President, Chief Executive Officer	December 30 , 2005
	George Lefevre	Principal Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

By:	/s/George Lefevre	President, Chief Executive Officer	December 30 , 2005
	George Lefevre	Principal Executive Officer

By:	/s/ Jay Isco	Chief Financial Officer	December 30 , 2005
	Jay Isco	Principal Accounting Officer And Secretary

By:	/s/Richard Holt	Director	December 30 , 2005
Richard Holt

By:	/s/ Mark Absher	Director	December 30 , 2005
Mark Absher

By:	/s/ David Psachie	Director	December 30 , 2005
David Psachie

FINANCIAL TABLE OF CONTENTS

Financial Statements
10KSB 12-31-05 Auditors Opinion Letter	F-1
10KSB 12-31-05 Balance Sheet	F-2
10KSB 12-31-05 Income Statement	F-3
10KSB 12-31-05 Statement of Stockholders' equity	F-4
10KSB 12-31-05 Cashflow Statement	F-5
10KSB 12-31-05 Financial Footnotes	F-6
10QSB 9-30-05 Balance Sheet	F-23
10QSB 9-30-05 Income Statement	F-24
10QSB 9-30-05 Cashflow Statement	F-25
10QSB 9-30-05 Financial Footnotes	F-26

HAROLD Y. SPECTOR, CPA	SPECTOR & WONG	80 SOUTH LAKE AVE
CAROL S. WONG, CPA	Certified Public Accountants	SUITE 723
	(888) 584-5577	PASADENA, CA 91101
FAX (626) 584-6447

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of MotivNation, Inc.

We have audited the accompanying consolidated balance sheets of MotivNation, Inc. (f/k/a Aberdeen Mining Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MotivNation, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

s/ Spector & Wong, LLP
Pasadena, California
May 18, 2005

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

	2004	2003
ASSETS
Current Assets
Cash	$ 6,020	$ 11,615
Accounts receivable, net of allowance for bad debt of
$12,253 and $10,393 for 2004 and 2003, respectively	783,051	16,500
Prepaid expenses and other current assets	2,554	-
Inventory	156,537	258,042
Total Current Assets	948,162	286,157

Property and equipment, net	375,997	1,403

Goodwill	333,242	-
Other assets	7,433	-

TOTAL ASSETS	$ 1,664,834	$ 287,560

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$ 197,821	$ -
Accrued liabilities	173,735	53,287
Unearned revenue	761,419	74,502
Short-term notes payable to related parties	215,278	-
Current portion of long-term debt	8,019	848
Current portion of capital lease obligations	29,732	-
Total Current Liabilities	1,386,004	128,637

Long-term debt, excluding current portion	22,790	1,477
Capital lease obligations, excluding current portion	39,541	-

Total Liabilities	1,448,335	130,114

Stockholders' Equity
Preferred Stock, $0.001 par value; 100,000,000 shares authorized;
none issued and outstanding	-	-
Common Stock, $0.001 par value; 300,000,000 shares authorized;
118,346,350 shares issued and outstanding	118,347	-
Common Stock, $1 par value; 100,000 shares authorized;
1,000 shares issued and outstanding	-	1,000
Paid-in Capital	7,035,857	240,659
Deferred consulting	(6,468,000)	-
Accumulated deficit	(469,705)	(84,213)
Total Stockholders' Equity	216,499	157,446

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 1,664,834	$ 287,560

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

For years ended December 31,	2004	2003
Sales:
Sales - products	$ 229,063	$ 157,945
Sales - services	907,384	371,064
Total sales	1,136,447	529,009

Cost of sales
Cost of products	135,111	173,278
Cost of services	736,973	181,824
Total costs of sales	872,084	355,102

Gross profit	264,363	173,907

Selling, general and administrative Expenses	612,898	183,289

Operating loss	(348,535)	(9,382)

Other income(expenses)
Interest and other income	12,705	-
Interest expense	(37,812)	(6,107)
Total other income(expenses)	(25,107)	(6,107)

Net loss before state franchise tax	(373,642)	(15,489)

State franchise tax	800	800

Net loss	$ (374,442)	$ (16,289)

Net loss per share-Basic and Diluted	$ (0.00)	$ (16.29)

Weighted Average Number of Shares	83,819,733	1,000

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

CONSOLIDATED STATEMENTS OF STOCKHDOLERS’ EQUITY

For years ended December 31, 2004 and 2003

	Common Stock		Paid-in	Deferred	Accumulated
	Shares	Amount	Capital	Consulting	Deficit	Total
Balance at December .31, 2002	1,000	$ 1,000	$ 240,659	$ -	$ (58,383)	$ 183,276
						-
Stockholder's Distribution					(9,541)	(9,541)

Net loss					(16,289)	(16,289)

Balance at December 31, 2003	1,000	1,000	240,659	-	(84,213)	157,446

Stockholder's Distribution prior to
reverse merger					(11,050)	(11,050)

Retirement of shares due
to reverse merger	(1,000)	(1,000)	1,000			-

Reverse merger with ABED	9,866,500	9,867	911,881		(931,622)	(9,874)

Issuance of common shares for:
Reverse merger	88,879,850	88,880	(1,020,502)		931,622	-
Deferred consulting	19,600,000	19,600	6,448,400	(6,468,000)		-
Acquisition of Moonlight	14,000,000	14,000	318,500			332,500

Retirement of common shares	(14,000,000)	(14,000)	14,000			-

Fixed assets adjustment			258,541			258,541

Inventory adjustment			(136,622)			(136,622)

Net loss					(374,442)	(374,442)

Balance at December 31, 2004	118,346,350	$ 118,347	$ 7,035,857	$ (6,468,000)	$ (469,705)	$ 216,499

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

For years ended December 31,	2004	2003
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$ (374,442)	$ (16,289)
Adjustments to reoncile net loss to net cash (used in)
provided by operating activities:
Depreciation	27,237	1,438
Provision for bad debt	-	9,761
Loss on disposal of assets	28,403	-
(Increase) Decrease in:
Accounts receivable	(574,724)	(1,394)
Inventory	43,706	(2,383)
Prepaids and others	(877)	-
Increase in:
Accounts payable and accrued liabilities	138,053	1,208
Unearned revenue	554,090	18,145
Net cash flows (used in) provided by operating activities	(158,554)	10,486

CASH FLOW FROM INVESTING ACTIVITIES
Cash increase due to acquisition of Moonlight	7,231	-
Net cash flows provided by investing activities	7,231	-

CASH FLOW FROM FINANCING ACTIVITIES
Repayment on long-term debt	(11,961)	(2,482)
Net proceeds from related parties	168,739	-
Shareholder Distribution	(11,050)	(9,541)
Net cash flows provided by (used in) financing activities	145,728	(12,023)

NET DECREASE IN CASH	(5,595)	(1,537)

CASH AT BEGINNING OF YEAR	11,615	13,152

CASH AT END OF YEAR	$ 6,020	$ 11,615

Supplemental Disclosure of Cash Flow Information:
Income Taxes Paid	$ 800	$ 800
Interest Paid	$ -	$ 6,107
Noncash Investing and Financing Activities:
Inventory and fixed assets adjustments	$ 121,919	$ -
Equipment purchased under capital lease obligations	$ 23,500	$ -
Issuance of common shares for:		$ -
Business acquisitions	$ 322,626
Deferred consulting service	$ 6,468,000	$ -

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS

MotivNation, Inc. (F/k/a Aberdeen Mining Company, "the Company") was incorporated on April 26, 1946, under the laws of the State of Idaho. The Company was organized to explore for, acquire and develop mineral properties in the State of Idaho. The initial and subsequent efforts in the acquisition, exploration and development of potentially viable and commercial mineral properties were unsuccessful. The Company has since ceased its mining business.

In 2003, the Company merged into its wholly-owned Nevada subsidiary, and changed its corporate domicile from the State of Idaho to the State of Nevada. The Company also changed its name from Aberdeen Idaho Mining Company to Aberdeen Mining Company.

On May 11, 2004, the Company completed a "reverse acquisition" transaction with Damon's Motorcycle Creations, Inc. ("DAMON"), from which the Company acquired substantially all the assets and assumed substantially all the liabilities of DAMON, in consideration for the issuance of a majority of the Company's shares of common stock. The reverse acquisition was completed pursuant to the Asset Purchase Agreement, dated as of May 11, 2004. Concurrent with the closing of the reverse acquisition, DAMON agreed to transfer 4,500,000 of the 88,879,850 shares it acquired from the Company to a creditor in exchange for the cancellation of the trade debt and as payment for ongoing consultant services by such creditor. For accounting purposes, DAMON is the acquirer in the reverse acquisition transaction, and consequently the assets and liabilities and the historical operations reflected in the financial statements are those of DAMON and are recorded at the historical cost basis of DAMON. All shares and per share data prior to the acquisition have been restated to reflect the stock issuance as a recapitalization of DAMON. Since the reverse acquisition transaction is in substance a recapitalization of the Company and is not a business combination, pro forma information is not presented. Such pro forma statements of operations would be substantially identical to the historical statements of operations of the Company, which are presented in the accompanying consolidated statements of operations.

Following the acquisition, the Company changed its corporate name to MotivNation, Inc. and shifted its emphasis in the business of customizing motorcycles and automobiles for individuals and performing custom parts and accessories for independent dealers and manufacturers. The Company provides a full range of services that cater to the custom motorcycle and automotive enthusiast, including the sale, manufacture and installation of custom-built motorcycle and auto parts and accessories, and the restoration, repair and servicing of motorcycles and custom automobiles. The Company also specializes in custom paint work for automotive parts, accessories and related apparel.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principle of Consolidation and Presentation: The accompanying consolidated financial statements include the accounts of MotivNation, Inc. and its subsidiaries after elimination of all intercompany accounts and transactions. Certain prior period balances have been reclassified to conform to the current period presentation.

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of estimates: The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.

Revenue and Cost Recognition: The Company recognizes revenues from fixed-price contracts on the completed-contract method. Under this method, contract costs and related billings are accumulated in the accounting records and reported as deferred items on the balance sheet until the job is complete or substantially complete, provided that collectibility is reasonably assured. A contract is regarded as substantially complete if remaining costs of completion are immaterial. When the accumulated costs exceed the related billings, the excess is presented as a current asset (inventory account). If billings exceed related costs, the difference is presented as a current liability. Cash payments received in advance are deferred. Completed-contract method is used because management considers estimated total costs are not dependable measure of progress on the contracts.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, and warranty work.

Allowance for Doubtful Accounts: The Company provides an allowance for doubtful accounts that is based upon a review of outstanding receivables, historical collection information, and existing economic conditions.

Cash Equivalents: For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments: The carrying amounts of the financial instruments have been estimated by management to approximate fair value.

Inventories: Raw materials inventories are stated at the lower of cost or market, using the first-in, first-out method.

Property and Equipment: Property and Equipment are valued at cost. Maintenance and repair costs are charged to expenses as incurred. Depreciation is computed on the straight-line method based on the following estimated useful lives of the assets: 3 to 7 years for office equipment, and 7 years for furniture and fixtures, and 10 years for machinery and tools. Depreciation expense was $27,237 and $1,438 for 2004 and 2003, respectively.

Net Loss Per Share Basic net loss per share includes no dilution and is computed by dividing net loss available to common stockholders by the weighted average number of common stock outstanding for the period. Diluted net loss per share does not differ from basic net loss per share since potential shares of common stock are anti-dilutive for all periods presented.

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Advertising Costs: All advertising costs are expensed as incurred. Advertising expenses were $3,675 and $699 for 2004 and 2003, respectively.

Income Taxes: Income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

New Accounting Pronouncements: In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 153. This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions," is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion; however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetrary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this statement will have no impact on the consolidated financial statements of the Company.

In December 2004, the FASB issued SFAS No. 152, which amends FASB statement No. 66, "Accounting for Sales of Real Estate," to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions." This statement also amends FASB Statement No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects," to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the consolidated financial statements of the Company.

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 2004, the FASB issued a revision to SFAS No. 123R, "Accounting for Stock Based Compensations." This statement supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in SFAS No. 123. This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." The Company has not yet determined the impact to its consolidated financial statements from the adoption of this statement.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4." This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . ." This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this statement will have any immediate material impact on the Company.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This Statement requires that certain instruments that were previously classified as equity on the Company's statement of financial position now be classified as liabilities. The Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company currently has no instruments impacted by the adoption of this statement and therefore the adoption did not have an effect on the Company's financial position, results of operations or cash flows.

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In April 2003, the FASB issued Statement of SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133, clarifies when a derivative contains a financing component, amends the definition of an "underlying" to conform it to the language used in FASB Interpretation No. 45, "Guarantor Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" and amends certain other existing pronouncements. The Company does not have any derivative financial instruments. The Company does not anticipate that the adoption of SFAS No. 149 will have an impact on its consolidated balance sheets or consolidated statements of operations and cash flows.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51. Interpretation 46 establishes accounting guidance for consolidation of variable interest entities that function to support the activities of the primary beneficiary. Interpretation 46 applies to any business enterprise, both public and private, that has a controlling interest, contractual relationship or other business relationship with a variable interest entity. The Company currently has no contractual relationship or other business relationship with a variable interest entity and therefore the adoption did not have an effect on its consolidated financial position or results of operations. However, if the Company enters into any such arrangement with a variable interest entity in the future, its financial position or results of operations may be adversely impacted.

NOTE 3 - BUSINESS ACQUISITIONS

Damon Motorcycle Creations, Inc.

Pursuant to terms of an Asset Purchase Agreement dated May 11, 2004, the Company acquired substantially all of the assets and liabilities of DAMON in consideration for the issuance of 88,879,850 shares to the shareholders of DAMON.

The acquisition is a reverse takeover transaction whereby DAMON is identified as the acquirer (accounting parent) of MotivNation, Inc. The purchase price of DAMON is assumed to be equal to its book value and no goodwill is recorded on the transaction. The amount ascribed to the shares issued to the shareholders of DAMON represents the net book value of MotivNation, Inc. at date of closing May 11, 2004.

Details of the net liabilities assumed at book value at the acquisition date are as follows:

Current assets	$ -
Less: Current liabilities	9,874
Net liabilities assumed	$ (9,874)

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Supplemental Information for MotivNation, Inc. (formerly known as Aberdeen Mining Company):

Summary Balance Sheets
	May 11, 2004	December 31, 2003
Assets	$ -	$ 33,940
Liabilities	(9,874)	(649)
Net Assets (Liabilities)	$ (9,874)	$ 33,291

Stockholders' Equity
Stockholders' (Deficit) Equity:	May 11, 2004	December 31, 2003
Preferred stock, $0.001 par value; 100,000,000 shares
authorized; none issued and outstanding	$ -	$ -
Common stock, $0.001 par value; 300,000,000 shares
authorized;9,866,500 shares issued and outstanding	9,867	9,867
Additional paid-in capital	911,881	911,881
Accumulated deficit	(931,622)	(888,457)
Total stockholders' (deficit) equity	$ (9,874)	$ 33,291

Summary Statements of Operations
	For the Period ended	For the Year Ended
	May 11, 2004	December 31, 2003
Revenue	$ 45	$ 362
General and administrative expenses	43,210	16,191
Net Loss for the Period	$ (43,165)	$ (15,829)

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Moonlight Industries, Inc.

On October 11, 2004, the Company acquired substantially of all assets and liabilities of Moonlight Industries, Inc. ("Moonlight") through its acquisition subsidiary, TrixMotive, Inc. ("TrixMotive"). The purchase price for this acquisition was 14,000,000 shares of the Company's common stock, approximately valued at $0.02375 per share, which is the average price of the Company's common stock over the five trading days immediately preceding and two trading days immediately following October 11, 2004. The Company's president and secretary agreed to return, in the aggregate, 14,000,000 shares of the Company's common stock held by them to the Company prior to the closing of this acquisition.

The acquisition was accounted for as purchase transaction under SFAS No. 141, and accordingly, the tangibles assets acquired were recorded at their fair value at the date of the acquisition. The results of operations of Moonlight Industries have been included in the Company's consolidated financial statements subsequent to the date of acquisition.

The purchase price was approximately $332,500. Direct transaction costs incurred in connection with the acquisition were immaterial. The allocation of the purchase price to assets acquired and liabilities assumed is presented in the table that follows:

Tangible assets acquired	$ 286,991
Property and equipment	148,193
Goodwill	333,242
Liabilities assumed	(435,926)
Total purchase price	$ 332,500

The president of Moonlight became the Company's chief operating officer and secretary of TrixMotive. Moonlight specializes in creating customized vehicles to suit the tastes and needs of each individual customer.

The following summary, prepared on an unaudited pro forma basis, reflects the condensed consolidated results of operations for the years ended December 31, 2004 and 2003 assuming Moonlight had been acquired at the beginning of the periods presented:

	2004	2003
Net revenue	$ 2,825,425	$ 2,177,519
Net loss	$ (340,178)	$ (16,222)
Basic and diluted net loss per share	$ 0.00	$ 0.00

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - GOING CONCERN

The Company's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. In the near term, the Company expects operating costs to continue to exceed funds generated from operations. As a result, the Company expects to continue to incur operating losses and may not have enough money to grow its business in the future. The Company can give no assurance that it will achieve profitability or be capable of sustaining profitable operations. As a result, operations in the near future are expected to continue to use working capital.

Management of the Company is actively increasing marketing efforts to increase revenues. The ability of the Company to continue as a going concern is dependent its ability to meet its financing arrangement and the success of its future operations. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 5 - BALANCE SHEET DETAILS

The following tables provide details of selected balance sheet items:

At December 31,	2004	2003
Inventory
Paint materials	$ 101,628	$ 170,702
Mechanical materials	38,858	27,667
Body shop materials	16,051	59,673
Total	$ 156,537	$ 258,042
Property and Equipment
Automobiles	$ 44,406	$ -
Furniture and Fixtures	47,539	-
Machinery and equipment	305,589	-
Office equipment	2,700	5,479
	400,234	5,479
Less: accumulated depreciation	(24,237)	(4,076)
Total	$ 375,997	$ 1,403
Accrued Liabilities
Accrued payroll and related taxes	$ 51,867	$ 19,643
Credit cards payable	19,167	22,479
Sales tax payable	18,902	-
Accrued services	50,000	-
Others	34,252	1,893
Total	$ 174,188	$ 44,015
Unearned Revenue
Customer Deposits	$ 25,134	$ 74,502
Billings in excess of costs and earnings
on uncompleted contracts	736,285	-
Total	$ 761,419	$ 74,502

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - INVENTORY LINE OF CREDIT

On December 21, 2004, TrixMotive entered into an agreement with Infinity Capital Partners, LLC, a related party, for inventory financing in the amount of $250,000 to finance the Company's vehicle inventory chassis. Interest is payable at 9% for every inventory chassis financed below $48,000 and at 7% for every inventory chassis financed above $48,000. Principal and interest is due, no longer than ten weeks, upon the delivery and or final payment made to the Company for the finished goods. As of December 31, 2004, the amount drawn against the line was $0. The line of credit is secured by the inventory chassis vehicle title and remains in force until January 31, 2006.

The Company also agreed to issue 6,000,000 shares of the Company's common stock for the consideration for this line of credit. The shares will be held in an escrow and be released upon either approval from the Company or a default on the terms from the Company. The Company has an option to buy back the shares at $0.06 per share within one year.

NOTE 7 - SHORT-TERM NOTES PAYABLE TO RELATED PARTIES

Short-term notes payable to related parties at December 31, 2004 and 2003 consist of the following:

	2004	2003
1.) Revolving line of credit up to $50,000, payable to a related party. [1]	$ 43,838	$ -
2.) Payable to a related party, interest accrued at 10%, due on July 2, 2005. [2]	32,388	-
3.) Demand note payable to a related party, non-interest bearing	12,500	-
4.) Payable to a related party, term is open. [3]	126,099	-
Total	$ 214,825	$ -

1 On July 26, 2004, the Company entered into a revolving line of credit agreement with a shareholder. Under this agreement the Company can borrow working capital advances up to a total of $50,000, payable on or before July 26, 2005, with interest payable monthly commencing on December 15, 2004 at 10% per annum. Borrowings under this agreement are unsecured.

2 The note is convertible into the Company's common stock at 70% of the average of the three lowest closing bid prices within the first seven trading days after the effective day of the note.

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3 The note was converted into 60,000,000 restricted shares of the Company's common stock on February 15, 2005 pursuant to a Shares for Debt Agreement.

NOTE 8 - LONG-TERM DEBT

Long-term debt at December 31, 2004 and 2003 consists of the following:

		2004	2003
a.)	Note Payable to Dell	1,256	2,333
	- Monthly installments of $90, including interest
	at 9.99% per annum, due March 2006. Secured
	by office equipment.
b.)	Note Payable to Bank of America	13,549	-
	- Monthly installments of $337, including interest
	at 5.99% per annum, due January 2009. Secured
	by a vehicle.
c.)	Note Payable to Bank of America	16,004	-
	- Monthly installments of $374, including interest
	at 4.92% per annum, due December 2008. Secured
	by a vehicle.
d.)	Note Payable to Texton Financial	-	(8)
	- A purchase line in amount of $17,000. Interest
	payable at prime rate plus 7%.
		30,809	2,325
	Less: Current Maturities	(8,019)	(848)
	Long-term debt	$ 22,790	$ 1,477

The future principal payments on the notes payable as of December 31, 2004 are summarized as follows:

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ending December 31,
2005	$ 8,019
2006	7,723
2007	7,850
2008	7,217
$ 30,809

NOTE 9 - CAPITAL LEASE OBLIGATIONS

During 2004, the Company acquired a shear and two press brake machines under the provisions of three individual capital lease agreements. The machine and equipment held under these capital leases at December 31, 2004 had costs of $87,141 with accumulated depreciation of $2,178. There was no capital lease obligations for year ended December 31, 2003.

The following table presents the future minimum lease payments under the capital leases together with the present value of the minimum lease payments as of December 31, 2004:

Year Ending December 31,
2005	$ 34,248
2006	34,248
2007	10,988
Total minimum lease payments	79,484
Lease amount representing interest	10,211
Present value of minimum lease payments	69,273
Less: current portion	29,732
Non-current portion	$ 39,541

The leases bear interest rate ranging from 8.87% to 9.70%.

NOTE 10 - INCOME TAX

Provision of income tax consists of a minimum state franchise tax of $800 for each of the year ended December 31, 2004 and 2003.

As of December 31, 2004, the Company has net operating loss carryforwards, approximately of $422,654 and $380,339 to reduce future federal and state taxable income, respectively. To the extent not utilized, the carryforwards will begin to expire through 2024 for federal tax purposes and through 2014 for state tax purposes. The Company's ability to utilize its net operating loss carryforwards is uncertain and thus a valuation reserve has been provided against the Company's net deferred tax assets.

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The deferred tax assets as of December 31, 2004 and 2003 consist of the following:
	2004	2003
Tax Benefit on net operating loss carryforward	$ 177,286	$ -
Temporary difference in other accruals	(11,649)
Temporary difference in goodwill amortization	(2,378)	-
Less: valulation allowance	(163,259)	-
Net deferred tax assets	$ -	$ -

NOTE 11 - NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share for the periods:

	For years ended December 31,
	2004	2003
Numerator:
Net Loss	$ (374,442)	$ (16,289)
Denominator:
Weighted Average Number of Shares	83,819,733	1,000

Net loss per share-Basic and Diluted	$ (0.00)	$ (16.29)

As the Company incurred net loss for the year ended December 31, 2004, the effect of dilutive securities totalling 308,457 equivalent shares has been excluded from the calculation of diluted loss per share because their effect was anti-dilutive. There was no dilutive item for year ended December 31, 2003.

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - BUSINESS CONSULTING

On April 20, 2004, the Company and NeoTactix (NTX) entered into a Business Consulting Agreement pursuant to which Neotactix agreed to provide certain business consulting services to the Company as specified in the Agreement, In exchange for such services, the Company agreed to issue 19,600,000 shares of the Company's common stock. The Company and NTX agree that the compensation shares issued the Company to affiliates of NTX shall be cancelled and returned to the Company if, prior to October 31, 2005, the Company has not achieved certain benchmarks pursuant to the Agreement. As of December 31, 2004, none of the benchmarks has occurred. The services, valued at $6.47million, were deferred until the performances commit.

NOTE 13 - MAJOR CUSTOMERS

For year ended December 31, 2004 and 2003, a major customer comprised of $161,635 and $141,507 or 14.2% and 26.0%, respectively, of the Company's consolidated sales.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company leases its office facilities under various non-cancellable operating leases that expire through 2007. The lease expense for the years ended December 31, 2004 and 2003 was $116,691 and $65,401, respectively.

As of December 31, 2004, the minimum lease payments under these leases are:

Year ended December 31,	Amount
2005	$ 200,692
2006	99,407
2007	27,720
$ 327,819

Legal Proceedings

A former employee of Moonlight Industries filed a workers compensation claim against the Company. The former employee is alleging that he was injured during the course of his employment with Moonlight Industries. The damages claimed by the former employee do not appear to be covered by insurance. Management is responding to the case vigorously defending it as they believe the claim is frivolous and potentially fraudulent. In the opinion of the Company's legal counsel, the likelihood of an unfavourable outcome is low.

The Company is currently party to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these matters cannot be predicted with certainty, management do not believe that the outcome of any of these claims or any of the above mentioned legal matters will have a material adverse effect on the Company's consolidated financial position, results of operations, or cash flows.

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

While the outcome of these matters is not determinable, the Company does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company's financial position, results of operations, or cash flows.

Uninsured Risks

The Company is exposed to uninsured risk of loss as DAMON'S is uninsured.

NOTE 15 - GUARANTEES AND PRODUCT WARRANTIES

The Company from time to time enters into certain types of contracts that contingently require the Company to indemnify parties against third party claims. These contracts primarily relate to: (i) divestiture agreements, under which the Company may provide customary indemnifications to purchasers of the Company's businesses or assets; (ii) certain real estate leases, under which the Company may be required to indemnify property owners for environmental and other liabilities, and other claims arising from the Company's use of the applicable premises; and (iii) certain agreements with the Company's officers, directors and employees, under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship.

The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations, and no liabilities have been recorded for these obligations on its balance sheets as of December 31, 2004 and 2003.

In general, DAMON's offers a five-year warranty on workmanship to original purchaser and a manufacturer's warranty from 90 days to one year for most of its products sold. TrixMotive warrants to the first registered owner for a period of one year or twelve thousand miles from the date of original purchase, whichever comes first, that this conversion shall be free from defects in materials and workmanship, under normal use and service. The Company's liability under this warranty is limited solely to the repair or replacement of defective parts and/or workmanship.

The following table summarizes the activity related to the product warranty liability during 2004 and 2003:

Years ended December 31,	2004	2003
Beginning Balance	$ -	$ -
Accrued warranty assumed from Moonlight	16,261	-
Provision of warranties	3,000	-
Payments	(5,088)	-
Ending Balance	$ 14,173	$ -

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - SEGMENT INFORMATION

The Company evaluates its reporting segments in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Chief Executive Officer has been identified as the Chief Operating Decision Maker as defined by SFAS No. 131. The Chief Executive Officer allocates resources to each segment based on their business prospects, competitive factors, net sales and operating results.

The Company currently reported two principal operating segments: (i) custom motorcycle, and (ii) custom automotive. The custom motorcycle segment provides a full range of services that cater to motorcycle enthusiast, including the sale, manufacture and installation of custom-built parts and accessories, the restoration, repair and servicing and the custom painting work. The custom automotive segment specializes in creating customized limousines to suit the tastes and needs of each individual customer.

The Company reviews the operating companies' income to evaluate segment performance and allocate resources. Operating companies' income for the reportable segments excludes income taxes, minority interest and amortization of goodwill. Provision for income taxes is centrally managed at the corporate level and, accordingly, such items are not presented by segment. The segments' accounting policies are the same as those described in the summary of significant accounting policies.

Intersegment transactions: Intersegment transactions are recorded at cost.

Summarized financial information of the Company's results by operating segment is as follows:

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year ended December 31,
	2004	2003
Net Revenue:
Custom Motorcycle	$ 633,933	$ 529,009
Custom Automotive	502,514	-
Total Net Revenue	$ 1,136,447	$ 529,009
Operating Loss:
Custom Motorcycle	$ (3,658)	$ (9,382)
Custom Automotive	(180,465)	-
Operating (loss) by reportable segments		(9,382)
All other operating loss	(164,412)	-
Consolidated operating loss	$ (348,535)	$ (9,382)
Net Loss before tax:
Custom Motorcycle	$ (25,258)	$ (15,489)
Custom Automotive	(182,321)	-
Net loss by reportable segments	(207,579)	(15,489)
All other net loss	(166,063)	-
Consolidated net loss before Tax	$ (373,642)	$ (15,489)

	At December 31,
Total Assets:	2004	2003
Custom Motorcycle	$ 358,267	$ 287,560
Custom Automotive	972,280	-
	1,330,547	287,560
All other segments	334,287	-
Consolidated assets	$ 1,664,834	$ 287,560

NOTE 17 - SUBSEQUENT EVENTS

Restricted Stock Agreements

On February 15, 2005, the Board of Directors approved the issuance of 5,000,000 unregistered shares of the Company's common stock to each of the three directors and the issuance of 15,000,000 unregistered shares to each of the two consultants, and entered into a Restricted Stock Agreement with each of these directors and consultants. Each Restricted Stock Agreement provides for certain vesting conditions, a lock-up agreement, a first refusal right of the Company with respect to certain proposed transfers, a drag-along right of the Company in connection with certain corporate transactions, and a 5-year market stand-off agreement prohibiting transfers for up to 180 days following the effective date of any registration statement of the Company. If the director or the consultant does not meet the vesting conditions pursuant to the Agreement by December 31, 2005, then a pro rata portion of the restricted shares shall be vested based on the formula provided by the Agreement. All restricted shares that do not vest as of December 31, 2005 shall be automatically rescinded and cancelled. Each director or consultant may vote the stock received to the extent any unvested shares are rescinded and cancelled. The consideration received by the Company consisted of services rendered to the Company and the continuing dedication of these directors and consultants to the Company's business.

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Shares for Debt Agreement

On February 15, 2005, the Board of Directors approved the issuance of 10,000,000 unregistered shares of common stock to the Chief Financial Officer, and entered into a Shares for Debt Agreement with him. The consideration received by the Company consisted of $50,000 in services rendered by the CFO during the period from May 11, 2004 through December 31, 2004, and a full release from any other claims for compensation relating to such period.

Retirement of a Related Party Debt

The Board has also approved the issuance of 60,000,000 unregistered shares of the Company's common stock to an officer to retire her debt in the amount of $150,000.

Change of Officers

On February 15, 2005, the Board of Directors approved the removal of both officers from the Company and the election of George R. Lefevre to the position of Chief Executive Officer and President of the Company, Jay Isco to the position of Chief Financial Officer and Secretary of the Company, and Leslie A. McPhail to the position of Chief Operating Officer of the Company.

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

CONSOLIATED BALANCE SHEET (Unaudited)

September 30, 2005

ASSETS
Current Assets
Cash	$ -
Accounts receivable	82,713
Prepaid expenses and other current assets	28,176
Inventory	194,009
Total Current Assets	304,898

Property and equipment, net	226,459

Goodwill	333,242
Other assets	21,417

TOTAL ASSETS	$ 886,016

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$ 295,116
Cash Overdraft	17,253
Accrued liabilities	143,911
Unearned revenue	82,135
Short-term notes payable to related parties	249,799
Current portion of long-term debt	4,212
Current portion of capital lease obligations	31,299
Total Current Liabilities	823,725

Long-term debt, excluding current portion	7,545
Capital lease obligations, excluding current portion	18,289

Total Liabilities	849,559

Stockholders' Equity
Preferred Stock, $0.001 par value; 100,000,000 shares authorized;
none issued and outstanding	-
Common Stock, $0.001 par value; 300,000,000 shares authorized;
2,293,464 shares issued and outstanding	2,294
Paid-in Capital	7,454,410
Deferred compensation and expenses	(6,515,570)
Accumulated deficit	(904,677)
Total Stockholders' Equity	36,457

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 886,016

See notes to interim unaudited consolidated financial statements

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For three months ended		For nine months ended
	September 30,		September 30,
	2005	2004	2005	2,004
NET SALES:
Products	$ 146,705	$ 30,868	$ 873,220	$ 125,620
Services	526,605	69,893	2,012,543	311,717
Total net sales	673,310	100,761	2,885,763	437,337
COST OF SALES:
Products	134,078	54,301	800,436	115,414
Services	423,231	71,529	1,548,279	196,153
Total costs of sales	557,309	125,830	2,348,715	311,567

GROSS PROFIT (DEFICIT)	116,001	(25,069)	537,048	125,770

Selling, general and administrative expenses	234,166	66,226	810,223	189,491
OPERATING LOSS	(118,165)	(91,295)	(273,175)	(63,721)

Other income (expenses):
Interest and other income	-	3,616	2	6,467
Loss on disposal of assets	(433)	-	(96,189)	-
Interest expense	(16,868)	(1,470)	(64,010)	(3,487)
Total other income (expenses)	(17,301)	2,146	(160,197)	2,980

NET LOSS BEFORE INCOME TAXES	(135,466)	(89,149)	(433,372)	(60,741)

Provision for income taxes	(25)	-	1,600	800
NET LOSS	$ (135,441)	$ (89,149)	$ (434,972)	$ (61,541)

Net loss per share-basic and diluted	$ (0.06)	$ (0.08)	$ (0.20)	$ (0.09)

Weighted Average Number of Common Shares	2,293,464	1,183,464	2,170,130	723,109

See notes to interim unaudited consolidated financial statements

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

For the nine months ended September 30,	2005		2004
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(434,972)		$(61,541)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	43,168		770
Non-cash adjustments	106,505		-
Loss on disposal of assets	96,189		-
(Increase) Decrease in:
Accounts receivable	700,338		(191)
Inventory	(37,472)		14,891
Prepaid and other assets	(39,606)		-
Increase (Decrease) in:
Accounts payable and accrued expenses	117,018		30,463
Unearned revenue	(679,284)		(13,620)
Net cash flows used in operating activities	(128,116)		(29,228)

CASH FLOW FROM INVESTING ACTIVITIES
Purchase of property and equipment	(11,694)		(9,874)
Net cash flows used in investing activities	(11,694)		(9,874)

CASH FLOW FROM FINANCING ACTIVITIES
Payments on long-term debt	(43,437)		(1,317)
Net proceeds from related parties	159,974		39,915
Cash Overdraft	17,253		-
Shareholders' Distribution	-		(10,800)
Net cash flows provided by financing activities	133,790		27,798

NET INCREASE (DECREASE) IN CASH	(6,020)		(11,304)

CASH AT BEGINNING OF PERIOD	6,020		11,615
CASH AT END OF PERIOD	$-		$311

Supplemental Disclosure of Cash Flow Information:
Interest Paid	$19,631		$3,487
Income Taxes Paid	$-		$800

Schedule of Noncash Investing and Financing Activities:
Property and equipment adjustment	$-		$253,062
Equipment purchased under capital lease obligations	$4,700		$-
Issuance of common shares for:
Reduction of accrued liabilities	$50,000		$-
Retirement of related party debt	125,000		-
Deferred compensation	112,500		6,468,000
	$287,500	$	$ 6,468,000

See notes to interim unaudited consolidated financial statements

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business: MotivNation, Inc. (F/k/a Aberdeen Mining Company, “the Company”) was incorporated on April 26, 1946, under the laws of the State of Idaho. The Company was organized to explore for, acquire and develop mineral properties in the State of Idaho. The initial and subsequent efforts in the acquisition, exploration and development of potentially viable and commercial mineral properties were unsuccessful. The Company has since ceased its mining business.

In 2003, the Company merged into its wholly-owned Nevada subsidiary, and changed its corporate domicile from the State of Idaho to the State of Nevada. The Company also changed its name from Aberdeen Idaho Mining Company to Aberdeen Mining Company.

On May 11, 2004, the Company completed a “reverse acquisition” transaction with Damon’s Motorcycle Creations, Inc. (“DAMON”), from which the Company acquired substantially all the assets and assumed substantially all the liabilities of DAMON, in consideration for the issuance of a majority of the Company’s shares of common stock. The reverse acquisition was completed pursuant to the Asset Purchase Agreement, dated as of May 11, 2004. Concurrent with the closing of the reverse acquisition, DAMON agreed to transfer 45,000 of the 888,799 shares it acquired from the Company to a creditor in exchange for the cancellation of the trade debt and as payment for ongoing consultant services by such creditor. For accounting purposes, DAMON is the acquirer in the reverse acquisition transaction, and consequently the assets and liabilities and the historical operations reflected in the financial statements are those of DAMON and are recorded at the historical cost basis of DAMON. All shares and per share data prior to the acquisition have been restated to reflect the stock issuance as a recapitalization of DAMON. Since the reverse acquisition transaction is in substance a recapitalization of the Company and is not a business combination, pro forma information is not presented. Such pro forma statements of operations would be substantially identical to the historical statements of operations of the Company, which are presented in the accompanying consolidated statements of operations.

Following the reverse acquisition, the Company changed its name to MotivNation, Inc.

On October 11, 2004, the Company and its wholly owned subsidiary, TrixMotive Inc., a Nevada corporation, entered into an Asset Purchase Agreement with Moonlight Industries, Inc., a California corporation (“Moonlight”), to acquire certain assets and liabilities of Moonlight in exchange for 140,000 shares of the Company’s common stock. The president of Moonlight became the Secretary of TrixMotive. The Company’s president and secretary agreed to return, in the aggregate, 140,000 shares of the Company’s common stock held by them to the Company prior to the closing of this acquisition. The company will continue under the Moonlight brand but will operate under the TrixMotive corporate entity.

Following the acquisitions of DAMON, and Moonlight, the Company ceased prior business operations, but intends to continue in the motorcycle and automotive industry that

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

DAMON and TrixMotive, are a part of as well as plan to expand these businesses using the assets acquired. DAMON was in the business of customizing motorcycles and automobiles for individuals and performing custom parts and accessories for independent dealers and manufacturers. TrixMotive is in the business of converting automobile chassis into stretched limousines and other specialized automotives.

Additionally, these businesses provide a full-range of services that cater to the custom motorcycle and automotive enthusiast, including the sale, manufacture, converting, customization, armor protecting, and installation of custom-built motorcycles and auto parts and accessories, as well as restoration, repair, and servicing. Damon's and TrixMotive, also specialized in custom paint work for both motorcycles and automobiles while engaging in the retail sale of aftermarket motorcycle and automotive parts, accessories, and related apparel.

Presentation of Interim Information: The financial information at September 30, 2005 and for the three and nine months ended September 30, 2005 and 2004 are unaudited but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial information set forth herein, in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the instructions to Form 10-QSB. Accordingly, such information does not include all of the information and footnotes required by U.S. GAAP for annual financial statements. For further information refer to the Financial Statements and footnotes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004 and with the historical financial statements of DAMON included in the 8-K report.

The results for the three and nine months ended September 30, 2005 may not be indicative of results for the year ending December 31, 2005 or any future periods.

Principle of Consolidation and Presentation: The accompanying consolidated financial statements include the accounts of MotivNation, Inc. and its subsidiaries after elimination of all intercompany accounts and transactions. Certain immaterial prior period balances have been reclassified to conform to the current period presentation.

NOTE 2 – GOING CONCERN

The Company's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. In the near term, the Company expects operating costs to continue to exceed funds generated from operations. As a result, the Company expects to continue to incur operating losses and may not have enough money to grow its business in the future. The Company can give no assurance that it will achieve profitability or be capable of sustaining profitable operations. As a result, operations in the near future are expected to continue to use working capital.

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Management of the Company is actively increasing marketing efforts to increase revenues. The ability of the Company to continue as a going concern is dependent its ability to meet its financing arrangement and the success of its future operations. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – BALANCE SHEET DETAILS

The following tables provide details of selected balance sheet items at September 30, 2005:

Inventory
Paint materials	$ 114,548
Mechanical materials	23,872
Body shop materials	9,241
Vehicle Chassis	46,348
Total	$ 194,009
Property and Equipment
Automobiles	$ 19,026
Furniture and fixtures	1,839
Machinery and equipment	251,336
Office equipment	700
272,901
Less: accumulated depreciation	(46,442)
Total	$ 226,459

Accrued Liabilities
Credit cards payable	$ 26,871
Accrued payroll and related expenses	43,872
Accrued insurance	2,788
Accrued interest	25,052
Other accrued liabilities	45,328
Total	$ 143,911
Unearned Revenue
Customers Deposits	$ 82,135
Total	$ 82,135

NOTE 4 – GOODWILL

As of September 30, 2005, the Company had goodwill of $333,242 as a result of the acquisition of Moonlight Industries, Inc. in October 2004. See Note 8 for additional information on activities relating to this acquisition.

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

During the three and nine months ended September 30, 2005, the Company recorded no impairment charges under Statement of Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”).

NOTE 5 – INVENTORY LINE OF CREDIT

On December 21, 2004, TrixMotive entered into a Revolving Line of Credit Inventory Financing Agreement with Infinity Capital Partners, LLC, a related party, to finance the Company’s vehicle inventory chassis up to $250,000. Interest is payable at 9% for every inventory chassis financed below $48,000 and at 7% for every inventory chassis financed above $48,000. Principal and interest is due, no longer than ten weeks, upon the delivery and/or final payment made to the Company for the finished goods. As of September 30, 2005, the amount drawn against the line was $68,848. The line of credit is secured by the inventory chassis vehicle title and remains in force until January 31, 2006.

NOTE 6 – STOCKHOLDERS’ EQUITY

Restricted Stock Agreements

On February 15, 2005, the Board of Directors approved the issuance of 50,000 unregistered shares of the Company’s common stock to each of the three directors and the issuance of 150,000 unregistered shares to each of the two consultants, and entered into a Restricted Stock Agreement with each of these directors and consultants. Each Restricted Stock Agreement provides for certain vesting conditions, a lock-up agreement, a first refusal right of the Company with respect to certain proposed transfers, a drag-along right of the Company in connection with certain corporate transactions, and a 5-year market stand-off agreement prohibiting transfers for up to 180 days following the effective date of any registration statement of the Company. If the director or the consultant does not meet the vesting conditions pursuant to the Agreement by December 31, 2005, then a pro rata portion of the restricted shares shall be vested based on the formula provided by the Agreement. All restricted shares that do not vest as of December 31, 2005 shall be automatically rescinded and cancelled. Each director or consultant may vote the stock received to the extent any unvested shares are rescinded and cancelled. The consideration received by the Company consisted of services rendered to the Company and the continuing dedication of these directors and consultants to the Company’s business. The shares were valued at $0.25 per share, or $112,500 of total.

As of September 30, 2005, 259,720 shares were vested and the Company recognized $64,930 in compensation.

Shares for Debt Agreement

The Board of Directors has also approved the issuance of 100,000 unregistered shares of common stock to the Chief Financial Officer, and entered into a Shares for Debt Agreement with him. The consideration received by the Company consisted of $50,000 in services rendered by the CFO during the period from May 11, 2004 through December 31, 2004, and a full release from any other claims for compensation relating to such period. The services had been accrued in

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

prior year.

Retirement of a Related Party Debt

The Board has also approved the issuance of 600,000 unregistered shares of the Company’s common stock to an officer to retire her debt in the amount of $150,000. As of September 30, 2005, the excess of 100,000 shares over the carrying value of the debt, in the amount of $25,000, were cancelled.

Collateral of Line of Credit

The Board of Directors has also approved to issue 60,000 unregistered shares of the Company’s common stock for the consideration for the inventory line of credit as disclosed in Note 5. The shares will be held in an escrow and be released upon either approval from the Company or a default on the terms from the Company. The Company has an option to buy back the shares at $6.00 per share within one year. The shares were released in first quarter and the Company had recognized an interest expense of $15,000.

Reverse Stock Split

On September 9, 2005, the Company filed a Certificate of Amendment to its Certificate of Incorporation with the Nevada Secretary of State, pursuant to which the Company effectuated a reverse stock split in an exchange ratio of one newly issued share for each hundred shares of its common stock outstanding, thereby decreasing the number of issued and outstanding shares to 2,293,464. The Board of Directors also amended its articles of incorporation to maintain the par value of the stock at $0.001. The accompanying financial statements have been retroactively adjusted to reflect the reverse stock split.

NOTE 7 – NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share:

	For three months		For nine months
	ended September 30,		ended September 30,
	2005	2004	2005	2004
Numerator:
Net loss	$ (135,441)	$ (89,149)	$ (434,972)	$ (61,541)
Denominator:
Weighted Average Number of Shares	2,293,464	1,183,464	2,170,130	723,109

Net loss per share-Basic and Diluted	$ (0.06)	$ (0.08)	$ (0.20)	$ (0.09)

As the Company incurred net losses for the three and nine months ended September 30, 2005, the effect of dilutive securities totaling 3,434 and 3,356 equivalent shares, respectively, has been excluded from the calculation of diluted net loss per share because their effect was anti-dilutive.

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

As the Company incurred net losses for the three and nine months ended September 30, 2004, the effect of dilutive securities totaling 3,320 and 1,107 equivalent shares, respectively, has been excluded from the calculation of diluted net loss per share because their effect was anti-dilutive.

NOTE 8 – BUSINESS ACQUISITIONS

Damon Motorcycle Creations, Inc.

Pursuant to terms of an Asset Purchase Agreement dated May 11, 2004, the Company acquired substantially all of the assets and liabilities of DAMON in consideration for the issuance of 888,799 shares to the shareholders of DAMON.

The acquisition is a reverse takeover transaction whereby DAMON is identified as the acquirer (accounting parent) of MotivNation, Inc. The purchase price of DAMON is assumed to be equal to its book value and no goodwill is recorded on the transaction. The amount ascribed to the shares issued to the shareholders of DAMON represents the net book value of MotivNation, Inc. at date of closing May 11, 2004.

Details of the net liabilities assumed at book value at the acquisition date are as follows:

Current assets	$-
Less: Current liabilities	9,874
Net liabilities assumed	$(9,874)

Moonlight Industries, Inc.

On October 11, 2004, the Company acquired substantially of all assets and liabilities of Moonlight Industries, Inc. (“Moonlight”) through its acquisition subsidiary, TrixMotive, Inc. (“TrixMotive”). The purchase price for this acquisition was 140,000 shares of the Company’s common stock, approximately valued at $2.375 per share, which is the average price of the Company’s common stock over the five trading days immediately preceding and two trading days immediately following October 11, 2004. The Company’s president and secretary agreed to return, in the aggregate, 140,000 shares of the Company’s common stock held by them to the Company prior to the closing of this acquisition.

The acquisition was accounted for as purchase transaction under SFAS No. 141, and accordingly, the tangibles assets acquired were recorded at their fair value at the date of the acquisition. The results of operations of Moonlight Industries have been included in the Company’s consolidated financial statements subsequent to the date of acquisition.

The purchase price was approximately $332,500. Direct transaction costs incurred in connection with the acquisition were immaterial. The allocation of the purchase price to assets acquired and liabilities assumed is presented in the table that follows:

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Tangible assets acquired	$286,991
Property and equipment	148,193
Goodwill	333,242
Liabilities assumed	(435,926)
Total purchase price	$332,500

The following summary, prepared on an unaudited pro forma basis, reflects the condensed consolidated results of operations for the three and nine months ended September 30, 2004 assuming Moonlight had been acquired at the beginning of the period presented:

	Three Months	Nine Months
	ended	ended
	September 30, 2004	September 30, 2004
Net revenue	$398,981	$2,067,314
Net loss	$(262,471)	$(27,128)
Basic and diluted net loss per share	$(0.22)	$(0.04)

NOTE 9 - CHANGE OF OFFICERS

On February 15, 2005, the Board of Directors approved the removal of both officers from the Company and the election of George R. Lefevre to the position of Chief Executive Officer and President of the Company, Jay Isco to the position of Chief Financial Officer and Secretary of the Company, and Leslie A. McPhail to the position of Chief Operating Officer of the Company.

NOTE 10 – MAJOR CUSTOMERS

For the three and nine months ended September 30, 2005, a major customer comprised of $175,315 and $942,065 or 13.6% and 32.6% of the Company’s consolidated sales.

For the three and nine months ended September 30, 2004, a major customer comprised of $13,810 and $108,810 or 13.7% and 24.9%, respectively, of the Company’s consolidated sales.

NOTE 11 – GUARANTEES AND PRODUCT WARRANTIES

The Company from time to time enters into certain types of contracts that contingently require the Company to indemnify parties against third party claims. These contracts primarily relate to: (i) divestiture agreements, under which the Company may provide customary indemnifications to purchasers of the Company’s businesses or assets; (ii) certain real estate leases, under which the Company may be required to indemnify property owners for environmental and other liabilities, and other claims arising from the Company’s use of the applicable premises; and (iii) certain agreements with the Company's officers, directors and

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

employees, under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship.

The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations, and no liabilities have been recorded for these obligations on its consolidated balance sheet as of September 30, 2005.

In general, DAMON’s offers a five-year warranty on workmanship to original purchaser and a manufacturer’s warranty from 90 days to one year for most of its products sold. TrixMotive warrants to the first registered owner for a period of one year or twelve thousand miles from the date of original purchase, whichever comes first, that this conversion shall be free from defects in materials and workmanship, under normal use and service. The Company’s liability under this warranty is limited solely to the repair or replacement of defective parts and/or workmanship.

The following table summarizes the activity related to the product warranty liability during the first nine months of 2005:

As of September 30,	2005
Beginning Balance	$14,173
Provision of warranties	9,000
Utilization of reserve	(13,423)
Ending Balance	$9,750

NOTE 12 – CONTINGENT LIABILITIES

Pending Litigation

Damon’s historically leased four (4) units space in city of Brea, California under four separate non-cancelable operating lease agreements, which expires through November 30, 2007. Damon’s currently does not occupy the spaces. In July, the landlord filed claims against Damon’s for the past due rent and charges of all units, aggregate of $19,657, and the additional amounts due pursuant to the remaining terms of the lease agreements. The obligations under the remaining terms of the lease agreements are estimated at a total of $89,086. Subsequently, Damon’s and the landlord entered into a Surrender Agreement for one unit, providing that Damon’s agreed to forfeit a security deposit of $1,568 and to pay a sum of $3,822, representing the unpaid charges and rent through the date of agreement. In return, the landlord agreed to discharge and release Damon’s from all obligations under the lease agreement of that unit.

No provision for any contingent liabilities has been made in the accompanying consolidated financial statements since management cannot predict the outcome of the claims or estimate the amount of any loss that may result. However, the Company has accrued the past due rent of $19,657 in the accompanying financial statements.

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Risk Management

The Company is exposed to various risks of loss related to torts; theft of, damage to and destruction of assets; error and omissions and natural disasters for which Damon’s does not carry commercial insurance.

NOTE 13 – RELATED PARTY TRANSACTIONS

Two of the related parties’ loans, totaling $126,951, were due in July 2005. The new term is in negotiation; meanwhile, the Company continues to accrue interest pursuant to the original note agreements.

During the third quarter, one officer had advanced, in the total of $54,000 to the Company. The amount is non-interest bearing with no formal repayment terms.

NOTE 14 – SEGMENT INFORMATION

The Company evaluates its reporting segments in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” The Chief Executive Officer has been identified as the Chief Operating Decision Maker as defined by SFAS No. 131. The Chief Executive Officer allocates resources to each segment based on their business prospects, competitive factors, net sales and operating results.

The Company currently reported two principal operating segments: (i) custom motorcycle, and (ii) custom automotive. The custom motorcycle segment provides a full range of services that cater to motorcycle enthusiast, including the sale, manufacture and installation of custom-built parts and accessories, the restoration, repair and servicing and the custom painting work. The custom automotive segment specializes in creating customized limousines to suit the tastes and needs of each individual customer.

The Company reviews the operating companies’ income to evaluate segment performance and allocate resources. Operating companies' income for the reportable segments excludes income taxes, minority interest and amortization of goodwill. Provision for income taxes is centrally managed at the corporate level and, accordingly, such items are not presented by segment. The segments' accounting policies are the same as those described in the summary of significant accounting policies.

Intersegment transactions: Intersegment transactions are recorded at cost.

Summarized financial information of the Company’s results by operating segment is as follows:

MOTIVNATION, INC. (F/K/A ABERDEEN MINING COMPANY)

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

	For Three Months ended		For Nine Months ended
	September 30,		September 30,
	2005	2004	2005	2004
Net Revenue to External Customers:
Custom Motorcycle	$61,968	$100,761	$278,023	$354,945
Custom Automotive	611,342	-	2,607,740	-
Total Net Revenue to External Customers	$673,310	$100,761	$2,885,763	$354,945
Intersegment Revenues:
Custom Motorcycle	$2,150	$-	$2,150	$-
Custom Automotive	-	-	-	-
Total Intersegment Revenues	$2,150	$-	$2,150	$-
Operating Loss:
Custom Motorcycle	$(4,126)	$(57,431)	$(32,914)	$(12,574)
Custom Automotive	(83,809)	-	(132,587)	-
Operating loss by reportable segments	(87,935)	(57,431)	(165,501)	(12,574)
All other operating loss	(30,230)	(33,863)	(107,674)	(51,147)
Consolidated operating loss	$(118,165)	$(91,294)	$(273,175)	$(63,721)
Net Loss before tax:
Custom Motorcycle	$(6,361)	$(55,286)	$(134,793)	$(9,594)
Custom Automotive	(96,757)	-	(170,167)	-
Net loss by reportable segments	(103,118)	(55,286)	(304,960)	(9,594)
All other net loss	(32,348)	(33,863)	(128,412)	(51,147)
Consolidated net loss before Tax	$(135,466)	$(89,149)	$(433,372)	$(60,741)

	At September 30,
Total Assets:	2005	2004
Custom Motorcycle	$218,397	$513,848
Custom Automotive	334,377	-
	552,774	513,848
All other segments	333,242	-
Consolidated assets	$886,016	$513,848